Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

NETSUITE INC.

BROADWAY MERGER SUB I, INC.,

BROADWAY MERGER SUB II, LLC,

BRONTO SOFTWARE, INC.

AND

JOSEPH COLOPY, AS SECURITYHOLDER REPRESENTATIVE

Dated as of April 22, 2015

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 22, 2015 by and among NetSuite Inc., a Delaware corporation having its principal office at 2955 Campus Drive, Suite 100, San Mateo, CA 94403-2511 (“Parent”), Broadway Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub I”), Broadway Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub II,” and with Merger Sub I, the “Merger Subs”), Bronto Software, Inc., a Delaware corporation having its principal office at 324 Blackwell Street, Suite 410, Durham, North Carolina 27701 (the “Company”), and Joseph Colopy, as securityholder representative (the “Securityholder Representative”).

RECITALS

A. The Company is engaged in the business of providing a cloud-based marketing platform for brands to drive revenue through their email, mobile and social campaigns (the “Business”).

B. Parent, Merger Sub I and the Company intend to effect a merger of Merger Sub I with and into the Company (the “First Step Merger”) in accordance with this Agreement and the Delaware General Corporation Law (the “Delaware Law”). Upon consummation of the First Step Merger, Merger Sub I will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

C. As soon as practicable following the First Step Merger, Parent intends to cause the Company to merge with and into Merger Sub II (the “Second Step Merger” and, taken together with the First Step Merger, the “Integrated Merger” or the “Merger”). Upon consummation of the Second Step Merger, the Company will cease to exist, and Merger Sub II will survive as a wholly owned subsidiary of Parent. The Integrated Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Parent and the Company intend that the First Step Merger and the Second Step Merger will constitute integrated steps in a single “plan of reorganization” within the meaning of Treas. Reg. §§1.368-2(g) and 1.368-3, which plan of reorganization the parties adopt by executing this Agreement.

D. A portion of the consideration payable in connection with the First Step Merger shall be placed in escrow as security for the indemnification and certain other obligations set forth in this Agreement.

E. Each of the respective boards of directors of Merger Sub I, Parent and the Company has unanimously (a) determined that it is in the best interests of such company and its stockholders, and declared it advisable, to enter into this Agreement and to consummate the Merger and (b) approved the execution, delivery and performance by such company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger.

AGREEMENT AND PLAN OF MERGER

F. Parent, as the sole member of Merger Sub II, has approved the execution, delivery and performance by Merger Sub II of this Agreement and the consummation of the transactions contemplated hereby, including the Merger.

G. Pursuant to the First Step Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of the Company’s Voting Common Stock and Non-Voting Common Stock, each par value $0.001 per share (collectively, the “Common Stock”), and Vested Options (as defined below, and the holders of Common Stock and Vested Options, the “Securityholders”), shall be converted into the right to receive the Merger Consideration in accordance with the terms of this Agreement. Each Unvested Option (as defined below) shall be cancelled and shall not be assumed by Parent. The Common Stock is sometimes referred to as the “Company Capital Stock.”

H. The Company, Parent and the Merger Subs desire to make certain representations and warranties and other agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, intending to be legally bound hereby the parties agree as follows:

AGREEMENT AND PLAN OF MERGER

ARTICLE I.

THE MERGER

1.1 The Integrated Merger.

(a) At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub I shall be merged with and into the Company, the separate corporate existence of Merger Sub I shall cease, and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The surviving corporation after the First Step Merger is hereinafter referred to as the “Interim Surviving Corporation.”

(b) As soon as practicable after the Effective Time (but no later than one Business Day after the Effective Time), and subject to the applicable provisions of Delaware Law and the Delaware Limited Liability Company Act (the “LLC Act”), Parent shall cause the Interim Surviving Corporation to be merged with and into Merger Sub II, the separate corporate existence of the Interim Surviving Corporation shall cease, and Merger Sub II shall continue as the surviving entity and as a wholly owned subsidiary of Parent. The surviving entity after the Second Step Merger is hereinafter referred to as the “Surviving Company.”

1.2 The Closing; Effective Time.

(a) Unless this Agreement is earlier terminated pursuant to Section 6.1, the closing of the First Step Merger (the “Closing” and the date of such Closing, the “Closing Date”) will take place as promptly as practicable, and in no event later than three Business Days after the satisfaction or waiver of each of the conditions set forth in Sections 5.1 and 5.2 (except for those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) at the offices of Goodwin Procter LLP, 135 Commonwealth Drive, Menlo Park, California, unless another time or place is mutually agreed upon in writing by Parent and the Company.

(b) At the Closing, the parties shall cause the First Step Merger to be consummated by filing a Certificate of Merger conforming to the requirements of Delaware Law with the Secretary of State of the State of Delaware (the “First Step Certificate of Merger”), in accordance with the applicable provisions of Delaware Law (the time of the acceptance of such filing by the Secretary of State of the State of Delaware shall be referred to herein as the “Effective Time”). As soon as practicable after the Effective Time (but no later than one Business Day after the Effective Time), Parent shall cause the Second Step Merger to be consummated by filing a Certificate of Merger conforming to the requirements of Delaware Law and the LLC Act to be filed with the Secretary of State of the State of Delaware (the “Second Step Certificate of Merger”), in accordance with the applicable provisions of Delaware Law and the LLC Act.

1.3 Effect of the Merger. At the Effective Time, the effect of the First Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant

AGREEMENT AND PLAN OF MERGER

to the terms of this Agreement, all of the rights, privileges, powers and franchises of the Company and Merger Sub I shall vest in the Interim Surviving Corporation, and all restrictions, disabilities and duties of the Company and Merger Sub I shall become the restrictions, disabilities and duties of the Interim Surviving Corporation. At the effective time of the Second Step Merger, the effect of the Second Step Merger shall be as provided in the applicable provisions of Delaware Law and the LLC Act. Without limiting the generality of the foregoing, and subject thereto, at the effective time of the Second Step Merger, except as otherwise agreed to pursuant to the terms of this Agreement, all of the rights, privileges, powers and franchises of the Interim Surviving Corporation shall vest in Merger Sub II as the surviving entity in the Second Step Merger, and all restrictions, disabilities and duties of the Interim Surviving Corporation shall become the restrictions, disabilities and duties of Merger Sub II as the surviving entity in the Second Step Merger.

1.4 Certificate of Incorporation and Bylaws; Directors and Officers.

(a) Unless otherwise determined by Parent prior to the Effective Time:

(i) the certificate of incorporation of the Interim Surviving Corporation shall, subject to Section 4.12(a), be amended and restated as of the Effective Time in a form acceptable to Parent;

(ii) the bylaws of the Interim Surviving Corporation shall be amended and restated as of the Effective Time to conform to the bylaws of Merger Sub I as in effect immediately prior to the Effective Time;

(iii) the directors of Merger Sub I immediately prior to the Effective Time shall be the directors of the Interim Surviving Corporation immediately after the Effective Time and the managers of the Surviving Company immediately after the effective time of the Second Step Merger, each to hold the office of a director/manager of the Interim Surviving Corporation and the Surviving Company, respectively, in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the Interim Surviving Corporation and the LLC Act and Limited Liability Company Agreement of the Surviving Company until their respective successors are duly elected and qualified; and

(iv) the officers of Merger Sub I immediately prior to the Effective Time shall be the officers of the Interim Surviving Corporation immediately after the Effective Time and the officers of the Surviving Company after the effective time of the Second Step Merger, each to hold office in accordance with the provisions of the bylaws of the Interim Surviving Corporation and the Limited Liability Company Agreement of the Surviving Company, respectively.

(b) The certificate of formation of Merger Sub II as in effect immediately prior to the effective time of the Second Step Merger shall be the certificate of formation of the Surviving Company in the Second Step Merger until thereafter amended in accordance with the LLC Act and as provided in such certificate of formation; provided, however, that at the effective time of the Second Step Merger, Article I of such certificate of formation shall be amended and restated in its entirety to read as follows: “The name of this limited liability company is Bronto Software, LLC.”

AGREEMENT AND PLAN OF MERGER

(c) Unless otherwise determined by Parent prior to the Effective Time, the Limited Liability Company Agreement of Merger Sub II as in effect immediately prior to the effective time of the Second Step Merger shall be the Limited Liability Company Agreement of the Surviving Company, until thereafter amended in accordance with the LLC Act and as provided in such Limited Liability Company Agreement; provided, however, that at the effective time of the Second Step Merger, such Limited Liability Company Agreement shall be amended and restated in its entirety to read as follows: “The name of this limited liability company is Bronto Software, LLC.”

1.5 Merger; Effect on Capital Stock.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following meanings (and, for reference purposes only, terms defined elsewhere in this Agreement and the applicable provisions where their definitions appear are listed on Schedule 1.5(a)(i)):

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person.

“Business Day” means a day on which banks are open for business in San Francisco, California but does not include a Saturday, Sunday or a statutory holiday in the State of California.

“Carve-Out Bonus Amount” means the amount designated as the “Carve-Out Bonus Amount” on the Final Spreadsheet, which shall be equal to the sum of all of the bonus payments to be made by the Company in connection with the Closing.

“Closing Cash Consideration” means fifty percent (50%) of the Merger Consideration, minus the Option Consideration, minus the Carve-Out Bonus Amount, minus the Debt Payoff Amount, minus the Transaction Expenses, and minus the Tax Adjustment.

“Company Board” means the Company’s Board of Directors.

“Credit Agreement” means the Amended and Restated Loan Agreement, dated February 25, 2015, by and between Bronto Software, Inc. and PNC Bank, National Association (“PNC Bank”), the indebtedness under which is represented by that certain (i) Committed Line of Credit Note (Daily LIBOR) dated February 25, 2015 ($750,000), (ii) Convertible Line of Credit Note dated February 25, 2015 ($1,500,000), (iii) Amended and Restated Convertible Line of Credit Note dated July 8, 2013 ($3,000,000), and (iv) Amended and Restated Convertible Line of Credit Note dated October 7, 2014 ($2,500,000).

“Debt Payoff Amount” means the aggregate amount specified in the Debt Payoff Letter to satisfy and discharge the obligations under the Credit Agreement at the Closing.

AGREEMENT AND PLAN OF MERGER

“Debt Payoff Letter” means a customary payoff letter from PNC Bank setting forth the Debt Payoff Amount.

“Entity” means a Person other than an individual.

“Escrow Agent” means U.S. Bank National Association.

“Escrow Amount” means an amount in cash equal to twenty percent (20%) of the Merger Consideration.

“Escrow Percentage” means, with respect to each Founder, the percentage derived by dividing (i) the number of shares of Common Stock held by such Founder immediately prior to the Effective Time, by (ii) the Founder Share Number.

“Founder Share Number” means the number of shares of Common Stock held by the Founders immediately prior to the Effective Time.

“Founders” means Joseph Colopy and Charles Felix.

“Fully Diluted Share Number” means the number of shares of Common Stock outstanding immediately prior to the Effective Time assuming, for this purpose, the exercise in full of all then outstanding Options (excluding any Unvested Options cancelled as of the Effective Time pursuant to the first sentence of Section 1.5(d)(i)).

“Intellectual Property Rights” means, collectively and without limitation, all of the following worldwide intangible legal rights, whether now known or hereafter existing, to: (i) all patents, patent rights and industrial property rights including any continuations and foreign counterparts, and continuations, continuations-in-part, divisions, reissues, or reexaminations of any of the foregoing; (ii) all trademarks, trade names, logos, service marks and similar rights, registered or not and all goodwill associated therewith; (iii) all rights associated with works of authorship, including copyrights (registered or not), moral rights, exclusive exploitation rights and mask work rights; (iv) all inventions (patentable or not), know-how, show-how, formulas, processes, techniques, confidential business information, trade secrets, and other proprietary information, technology and intellectual property rights; (v) all registrations, applications, renewals, extensions, combinations, continuations, continuations-in-part, divisions, reissues, or reexaminations of any of the foregoing; (vi) all domain names; and (vii) all rights to sue or make any claims for any past, present, or future misappropriation or unauthorized use of any of the foregoing rights and the right to receive income, royalties, damages or payments that are now or will later become due with regard to the foregoing rights or any authorized or unauthorized use, or misappropriation, of such rights.

“Key Employees” means the employees of the Company set forth on Schedule 1.5(a)(ii).

“Material Adverse Change” means any event, development, change or effect (an “Effect”) that, individually or in the aggregate with any other Effect, materially adversely affects the business, properties, assets, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole, except that any such Effect to the extent arising out of, resulting from or attributable to any of the following, directly or indirectly, individually or in the

AGREEMENT AND PLAN OF MERGER

aggregate, shall not be considered when determining whether a Material Adverse Change has occurred: (i) any Effect relating to the economy in general or to the Company’s industry in general and not specifically relating to the Company and such Effect does not have a materially disproportionate effect or impact on the Company, or (ii) any Effect relating to or arising out of the announcement of the transactions contemplated by this Agreement.

“Merger Consideration” means US$200,000,000 and increased or reduced, as applicable, pursuant to the provisions of Section 1.6 hereof.

“Option Consideration” means the aggregate Per Share Option Consideration payable with respect to the shares of Common Stock underlying all Vested Options.

“Parent Common Stock” means shares of common stock, par value $0.01 per share, of Parent.

“Parent Trading Price” means the average closing sale price of one share of Parent Common Stock as reported on the New York Stock Exchange, rounded to the nearest $0.01, for the twenty (20) consecutive trading days ending on the date that is three (3) trading days immediately preceding the Closing Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“Per Share Closing Cash Consideration” means an amount equal to the quotient obtained by dividing (i) the Closing Cash Consideration by (ii) the Stockholder Share Number.

“Per Share Escrow Amount” means an amount equal to the quotient obtained by dividing (i) the Escrow Amount by (ii) the Founder Share Number; provided, however, that all or a portion of such distribution may be delayed, and the amount of the Per Share Escrow Amount may be reduced after the Closing, pursuant to the provisions of Article VII hereof.

“Per Share Option Consideration” means, with respect to each share of Common Stock underlying a Vested Option, an amount in cash equal to the excess, if any, of (i) the quotient obtained by dividing (A) the sum of the Merger Consideration and the aggregate exercise price of all of the Vested Options, minus the Carve-Out Bonus Amount, minus the Debt Payoff Amount, minus the Transaction Expenses, and minus the Tax Adjustment, by (B) the Fully Diluted Share Number, over (ii) the per share exercise price of such Vested Option.

“Per Share Stock Consideration” means an amount equal to the quotient obtained by dividing (i) the Stock Consideration by (ii) the Stockholder Share Number.

“Per Share Tax Escrow Amount” means an amount equal to the quotient obtained by dividing (i) the Tax Escrow Amount by (ii) the Founder Share Number; provided, however, that all or a portion of such distribution may be delayed, and the amount of the Per Share Tax Escrow Amount may be reduced, pursuant to the provisions of Article VIII hereof.

“Person” means any individual, corporation, partnership, estate, trust, company (including any limited liability company), firm, or other enterprise, association, organization or Governmental Authority (as defined herein).

AGREEMENT AND PLAN OF MERGER

“Personally Identifiable Information” means any information that alone or in combination with other information held by the Company can be used to specifically identify an individual.

“Plan” means, collectively, the Company’s 2011 Stock Incentive Plan and the Company’s 2013 Enterprise Management Incentive Stock Option Plan.

“Pre-Closing Taxes” means (i) any Taxes of the Company and the Subsidiaries with respect to any Pre-Closing Tax Period, (ii) any Taxes for which the Company or any of the Subsidiaries is held liable under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Tax law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group in any Pre-Closing Tax Period, (iii) any Taxes of another Person for which the Company or any of the Subsidiaries is held liable as a result of being a successor or transferee of such Person on or prior to the Closing Date or as a result of any express or implied obligation existing on or prior to the Closing Date to indemnify any such Person, by Contract or otherwise, (iv) without duplication, any costs or Taxes incurred in connection with any Tax Remediation Actions, (v) any out-of-pocket costs incurred by the Company or Parent in connection with the preparation and filing of Tax Returns for Pre-Closing Tax Periods and (vi) any Transfer Taxes. Pre-Closing Taxes shall be calculated (x) without regard to any carryback to a Pre-Closing Tax Period of any loss, credit or other tax benefit arising in a taxable period beginning after the Closing, (y) by including as gross income all amounts attributable to the acceleration of deferred revenues into income as a result of the closing of the transactions contemplated by this Agreement, and (z) by deducting Transaction Deductions in the Pre-Closing Tax Period to the maximum extent allowable under applicable law (provided that, for avoidance of doubt, the items described in clauses (i) and (iv) of the definition of Transaction Deductions shall be deducted in the Pre-Closing Tax Period). In the case of a Straddle Period, the amount of Pre-Closing Taxes (1) in the case of any Tax based on or measured by income or receipts of the Company, shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Tax period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time), and (2) in the case of any other Tax of the Company shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on and including the Closing Date and the denominator of which is the total number of days in the entire Straddle Period.

“Pre-Closing Tax Period” means (i) any taxable period ending on or before the Closing Date and (ii) the portion of any Straddle Period beginning on the first (1st) day of such Straddle Period and ending on (and including) the Closing Date.

“Proceeding” means any claim, action, suit, investigation, or administrative or other proceeding before any Governmental Authority or any arbitration or mediation.

“Products” means all products and services that are offered or distributed by the Company or any of the Subsidiaries.

AGREEMENT AND PLAN OF MERGER

“Stock Consideration” means the quotient obtained by dividing (i) fifty percent (50%) of the Merger Consideration by (ii) the Parent Trading Price, rounded to the nearest whole share.

“Stockholder” means a holder of Company Capital Stock (for the avoidance of doubt, excluding holders of Options to the extent not exercised as of the Effective Time).

“Stockholder Share Number” means the number of shares of Common Stock held by the Stockholders immediately prior to the Effective Time.

“Straddle Period” means any Tax period beginning before or on the Closing Date and ending after the Closing Date.

“Systems” means the computer, information technology and data processing systems, facilities and services controlled by the Company and the Subsidiaries, including all software, hardware, networks, platforms and related systems and services in the custody or control of the Company.

“Tax Adjustment” means an amount equal to the Pre-Closing Taxes, determined as of the Closing Date and without regard to any Tax Remediation Actions. The Tax Adjustment shall be procedurally determined in the same manner following the same steps as are set forth in Section 1.6 for determining the Closing Working Capital.

“Tax Escrow Amount” means $3,900,000.

“Tax Escrow Fund” means the Tax Escrow Amount (plus any interest, dividends or other earnings paid on such Tax Escrow Amount and earnings thereon) in accordance with the Escrow Agreement.

“Tax Escrow Release Date” means the date that is two (2) years following the Closing Date, or such earlier date when, in Parent’s good faith determination, all Tax Remediation Actions have been completed.

“Tax Return” means any return, statement, schedule, declaration, claim for refund, report, document or form filed or required to be filed with respect to Taxes, including any amendment, attachment and supplement thereof.

“Taxes” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever, and any interest, penalties, additions or additional amounts thereon, imposed, assessed, collected by or under the authority of any Governmental Authority or payable under any tax sharing agreement or any other contract relating to the apportionment of responsibility for taxes.

“Transaction Deductions” means the sum of (i) any and all payments in respect of Options at or about the Closing as contemplated by this Agreement (including the Company

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portion of any employment Taxes), plus (ii) any and all deductions of the Interim Surviving Corporation, the Surviving Company or the Company resulting from the exercise of any Options in connection with the transactions contemplated by this Agreement, including the Company portion of any employment Taxes, plus (iii) any and all payments in respect of Company Stock as contemplated by this Agreement that results in a deduction to the Company pursuant to Section 421(b) of the Code (including the Company portion of any employment Taxes), plus (iv) any and all bonuses paid in connection with the transactions contemplated by this Agreement (including, but not limited to, the Carve-Out Bonus Amount), plus (v) any and all deductible payments made at the Closing in respect of restricted stock of the Company contemplated by this Agreement, plus (vi) any and all deductible payments of Transaction Expenses as contemplated by this Agreement. For purposes of this Agreement, the parties agree that seventy percent (70%) of success-based fees paid by the Company shall be deductible under Rev. Proc. 2011-29 and shall be a Transaction Deduction.

“Transaction Documents” means this Agreement, the Disclosure Schedule, the Escrow Agreement, the Non-Compete Agreements, the Joinder Agreements, the Letters of Transmittal, the Option Cancellation Agreements and the employment agreements to be entered into by the Continuing Employees.

“Transaction Expenses” means all unpaid costs and expenses of the Company related to the transactions contemplated hereby as of the Closing (excluding the Carve-Out Bonus Amount and the Debt Payoff Amount).

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration and other such similar Taxes, and all conveyance fees, recording charges and other similar fees incurred in connection with consummation of the Merger and all out-of-pocket costs and expenses relating to the preparation and filing of Tax Returns on which such Taxes or fees are reported.

(b) Merger; Effect on Capital Stock.

(i) Non-Founders. As of the Effective Time, by virtue of the First Step Merger and without any action on the part of Merger Sub I, the Company or the holder of any shares of the Company Capital Stock, each share of Common Stock issued and outstanding immediately prior to the Effective Time held by any Stockholder other than the Founders (other than any Dissenting Shares, as defined and to the extent provided in Section 1.7(a)) will be canceled and extinguished and be converted automatically into the right to receive, upon the terms and subject to conditions set forth in this Agreement, including Sections 1.5(c) and 1.8, at the Effective Time, (A) cash in the amount equal to the Per Share Closing Cash Consideration and (B) Parent Common Stock in the amount equal to the Per Share Stock Consideration; provided that the total number of Parent Common Stock issuable to such Stockholder shall be rounded to the nearest whole share.

(ii) Founders.

AGREEMENT AND PLAN OF MERGER

(A) As of the Effective Time, by virtue of the First Step Merger and without any action on the part of Merger Sub I, the Company or the holder of any shares of the Company Capital Stock, each share of Common Stock issued and outstanding immediately prior to the Effective Time held by the Founders (other than any Dissenting Shares, as defined and to the extent provided in Section 1.7(a)) will be canceled and extinguished and be converted automatically into the right to receive, upon the terms and subject to conditions set forth in this Agreement, including Sections 1.5(c) and 1.8 and the escrow and indemnification provisions set forth in Article VII:

(1) cash in the amount equal to the Per Share Closing Cash Consideration, minus the Per Share Escrow Amount and minus the Per Share Tax Escrow Amount; and

(2) Parent Common Stock in the amount equal to the Per Share Stock Consideration; provided that the total number of shares of Parent Common Stock issuable to such Founder shall be rounded to the nearest whole share; and

(B) at the Release Date (and/or at such later date, to the extent provided in Section 7.3(i)), subject to reduction pursuant to Article VII, if a positive amount, cash in the amount equal to the Per Share Escrow Amount, and, at the Tax Escrow Release Date (and/or at such later date, to the extent provided in Section 8.5), subject to reduction pursuant to Article VIII, if a positive amount, cash in the amount equal to the Per Share Tax Escrow Amount.

(c) Cancellation of Company-Owned Stock. Each share of Company Capital Stock, if any, owned by the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(d) Stock Options.

(i) Unvested Options. Pursuant to the terms of the Plan and the resolutions of the Company Board, each unexercised option to buy shares of Company Common Stock (an “Option”) which is not vested as of the Effective Time (the “Unvested Options”) shall be cancelled and shall not be assumed by Parent. Prior to the Effective Time, the Company shall take all actions necessary to effect the cancellation of all outstanding Unvested Options as of the Effective Time, including but not limited to, the giving of a notice (the “Cancellation Notice”) to all holders of Unvested Options, informing such holders of the cancellation, the form and substance of which shall be subject to the reasonable review of Parent. The Cancellation Notice shall be provided prior to the Effective Time.

(ii) Vested Options. At the Effective Time, each Option that is (i) vested as of the Effective Time (taking into account vesting that occurs by reason of the transactions contemplated by this Agreement pursuant to (A) agreements in effect prior to the date hereof, as in effect at the Effective Time, or (B) action by the Company

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Board) (each such Option, a “Vested Option”), shall terminate in its entirety at the Effective Time, and the holder thereof shall be entitled to receive therefor, for each share of Common Stock for which such Vested Option could have been exercised immediately prior to the Effective Time, the Per Share Option Consideration, which shall be delivered to the holder of such Vested Option through the Company’s or its applicable Subsidiary’s payroll system (subject to applicable withholding in accordance with Section 1.8(f)) as soon as practicable (but in no event more than two Business Days) following the later of (x) the Effective Time or (y) such holder’s delivery to the Company of an option cancellation agreement in the form of Exhibit A attached hereto; provided that the Company may modify the mechanics and required documentation described in this Section 1.5(d)(ii) with respect to Vested Options awarded under the Company’s 2013 Enterprise Management Incentive Stock Option Plan, subject to Parent’s consent (which shall not be unreasonably withheld, delayed or conditioned so long as such modifications do not result in additional liability to Parent or any of its Affiliates (including the Company and the Subsidiaries after the Closing)).

(iii) Except as may be otherwise agreed to by Parent and the Company or as otherwise contemplated or required to effectuate this Section 1.5, (i) no action shall be taken by the Company prior to the Effective Time (except as expressly provided in this Agreement) to accelerate any Option, (ii) the Company shall cause the provisions in any Benefit Plan (as defined below) including the Plan providing for the issuance or grant of any other interest in respect of the Company Capital Stock to be deleted or otherwise terminated as of the Effective Time, except for the exercise and/or conversion of then-existing exercisable or convertible securities and (iii) the Company shall take such actions as may be reasonably necessary to ensure that immediately after the Effective Time, no Benefit Plan (including the Plan) shall allow for the grant of new equity securities of the Company, Parent, the Interim Surviving Corporation or the Surviving Company or any subsidiary thereof.

(iv) At or before the Effective Time, the Company shall provide to Parent such documents, records and other information as is reasonably necessary or appropriate, and shall take all actions reasonably necessary or appropriate to give effect to the foregoing provisions of this Section 1.5, including causing to be effected any necessary amendments to or the termination of the Plan.

(e) Common Stock of Merger Sub I. Each share of common stock of Merger Sub I issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Interim Surviving Corporation. Each stock certificate of Merger Sub I evidencing ownership of any such shares of common stock of Merger Sub I shall, as of the Effective Time, evidence ownership of such shares of common stock of the Interim Surviving Corporation.

1.6 Working Capital Adjustment.

(a) No later than five Business Days prior to the Closing, the Company shall cause to be prepared and delivered to Parent a certificate signed by the chief financial officer of the Company attaching a reasonable and good faith estimate of (i) the Working Capital (as

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defined below) as of the Closing (the “Estimated Working Capital”) and (ii) an unaudited consolidated balance sheet of the Company dated as of the Closing Date and prepared in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied by the Company throughout the period indicated and in accordance with the Company’s reasonable practices and methodologies prior to the Closing (the “Closing Balance Sheet”). Upon delivery of the Estimated Working Capital certificate to Parent, the Company shall provide Parent and its representatives with reasonable access to the agreements, books and records of the Company to verify the accuracy of such amounts; provided that in no event shall the Closing be delayed as a result of any disagreement with respect to the Company’s estimates set forth in the Estimated Working Capital or the Closing Balance Sheet. The Merger Consideration shall either be (i) increased on a dollar-for-dollar basis by the amount, if any, by which the Estimated Working Capital is greater than US$0.00 or (ii) reduced on a dollar-for-dollar basis by the amount, if any, by which the Estimated Working Capital is less than US$0.00. For purposes of this Agreement, “Working Capital” means (i) the sum of all current assets (including cash) of the Company as of the Closing, minus (ii) the sum of all current liabilities (excluding Transaction Expenses, the Option Consideration, the Carve-Out Bonus Amount and the Debt Payoff Amount) of the Company as of the Closing; provided, however, that Working Capital shall not include any Tax assets or liabilities. For the avoidance of doubt, the Estimated Working Capital calculation shall include sufficient cash to cover the Company’s deferred revenue balances included in the current and long-term liabilities in the Company’s financial statements as of the Closing. In addition, the Company shall provide sufficient cash to cover the Company’s Working Capital requirements for three months after closing. This amount shall be included as part of the Company’s delivery of the Estimated Working Capital, and, with respect to such amount, the parties shall cooperate and consult in good faith based on an analysis by the parties of the Company’s operating performance during the period preceding Closing as well as the Company’s most current projections at the time of Closing.

(b) Parent shall cause to be prepared and, as soon as practical, but in no event later than 90 days after the Closing Date, and shall cause to be delivered to the Securityholder Representative, a reasonable and good faith calculation of the Working Capital as of the Closing (the “Closing Working Capital”, and such statement, the “Closing Statement”) together with such schedules and data with respect to the determination thereof as may be appropriate to support such Closing Statement. Further, the Securityholder Representative and its representatives shall be entitled to reasonable access to Company books and records as may be reasonably necessary in order for the Securityholder Representative to review and analyze the Closing Statement and to proceed in accordance with Sections 1.6(c) through 1.6(e) below.

(c) If the Securityholder Representative disagrees in whole or in part with the Closing Statement, then within 30 days after its receipt of the Closing Statement, the Securityholder Representative shall notify Parent of such disagreement in writing (the “Notice of Disagreement”), setting forth in reasonable detail the particulars of any such disagreement. To be effective, any such Notice of Disagreement shall include a copy of the Closing Statement marked to indicate those specific line items that are in dispute (the “Disputed Line Items”) and shall be accompanied by the Securityholder Representative’s calculation of each of the Disputed Line Items and the Securityholder Representative’s revised Closing Statement setting forth its determination of the Closing Working Capital. To the extent the Securityholder Representative provides a Notice of Disagreement within such 30-day period, all items that are not Disputed

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Line Items shall be final, binding and conclusive for all purposes hereunder unless the resolution of such Disputed Line Item affects an undisputed item, in which case such undisputed item shall remain open and be considered a Disputed Line Item. In the event that the Securityholder Representative does not provide a Notice of Disagreement within such 30-day period, the Securityholder Representative shall be deemed to have accepted in full, on behalf of the Securityholders, the Closing Statement as prepared by Parent, which shall be final, binding and conclusive for all purposes hereunder. In the event any Notice of Disagreement is timely provided and contains the proper information as aforesaid, Parent and the Securityholder Representative shall use commercially reasonable efforts for a period of 15 days (or such longer period as they may mutually agree) to resolve any Disputed Line Items. If, at the end of such period, Parent and the Securityholder Representative are unable to resolve such Disputed Line Items, then such Disputed Line Items shall be determined by dispute resolution process set forth in Section 7.5 hereof. The amounts determined to be the Closing Working Capital pursuant to such process shall constitute the “Final Working Capital.”

(d) After determination of the Final Working Capital, the amount payable hereunder by Parent shall be, if necessary, further adjusted such that Parent and the applicable Securityholders receive or make payments to each other so that, after taking into account any prior payments under Section 1.6(a), each receives or makes payments in an amount exactly equal to the amount that would have been made under Section 1.6(a) if the Estimated Working Capital had equaled the Final Working Capital. All payments to be made under this Section 1.6(d) shall be made on a net basis taking into account payments received under Section 1.6(a):

(i) If a net payment is required to be made by Parent under Section 1.6(d), then Parent shall deliver such amount to the Payment Agent for distribution to the Stockholders on a pro rata basis in accordance with the Securityholder Representative’s instructions and the terms of this Agreement.

(ii) If a net payment is required to be made to Parent under Section 1.6(d), then Parent shall be entitled to recover such payment from the Escrow Fund otherwise payable pursuant to Section 1.5 hereof and the Securityholder Representative shall instruct the Escrow Agent to deliver the amount of such net payment from the Escrow Fund to Parent.

(e) Except as otherwise provided herein, all amounts calculated pursuant to this Section 1.6 shall be calculated in accordance with GAAP consistently applied by the Company throughout the period indicated and in accordance with the Company’s reasonable practices and methodologies prior to the Closing and the illustrative calculation of Working Capital attached hereto as Exhibit B.

1.7 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has demanded and perfected appraisal or dissenters’ rights for such shares in accordance with Delaware Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters’ rights (“Dissenting

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Shares”) shall not be converted into or represent a right to receive such holder’s portion of the Merger Consideration, if any, pursuant to Section 1.5, but the holder thereof shall only be entitled to such rights as are granted by Delaware Law.

(b) Notwithstanding the provisions of subsection (a), if any holder of shares of Company Capital Stock who is otherwise entitled to exercise appraisal or dissenters’ rights under Delaware Law shall effectively withdraw or lose (through failure to perfect or otherwise) such appraisal and dissenters’ rights, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares of Company Capital Stock shall automatically be converted into and represent only the right to receive Merger Consideration, if any, determined in accordance with Section 1.5 without interest thereon, upon compliance with Section 1.8.

(c) The Company shall give Parent (i) prompt notice of any written demands for the exercise of appraisal or dissenters’ rights in respect of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments served pursuant to Delaware Law (including instruments concerning appraisal rights) and received by the Company and (ii) the opportunity to participate in all negotiations and any Proceeding with respect to such demands. The Company shall not, except with the prior written consent of Parent (if prior to the Closing, not to be unreasonably withheld, delayed or conditioned), and, if prior to the Closing the Company Board, voluntarily make any payment with respect to any demands for the exercise of appraisal or dissenters’ rights in respect of any shares of Company Capital Stock or offer to settle or settle any such demands.

1.8 Payment of Merger Consideration; Exchange.

(a) Prior to the Effective Time, Parent shall designate U.S. Bank, National Association or such other bank or trust company reasonably acceptable to the Company to act as payment agent in connection with the Merger (the “Payment Agent”), and, at the Effective Time, Parent shall enter into an agreement with the Payment Agent governing the payment of the Merger Consideration to the Stockholders and the duties of the Payment Agent, in form and substance reasonably satisfactory to the Securityholder Representative. Parent shall require the Payment Agent to promptly distribute to each Stockholder any Merger Consideration to which such Stockholder is properly entitled pursuant to the terms and conditions of this Agreement upon the Payment Agent’s satisfaction that it has received a properly executed Letter of Transmittal (and such other materials as are required thereby) in respect of such entitlement from such Stockholder. Promptly after the Effective Time, and in any event within five Business Days following the Effective Time, Parent shall cause to be mailed to each Stockholder a letter of transmittal in the form attached hereto as Exhibit C (a “Letter of Transmittal”) and such other documents as may reasonably be required by the Payment Agent (including any required Form W-8 or W-9), in each instance for Merger Consideration, subject in the case of the Founders, with respect to the related aggregate amount of the Per Share Escrow Amount, to the provisions of Article VII, and the Per Share Tax Escrow Amount, to the provisions of Article VIII; provided that the Company shall be permitted to deliver Letters of Transmittal to the Stockholders prior the Closing so as to facilitate payments of Merger Consideration from the Payment Agent to the Stockholders as promptly as practicable after the Closing; provided, further, that the delivery of the Stock Consideration shall be effected through Parent’s transfer agent, as set forth in Section 1.8(c)(iv)(B). Until a Stockholder delivers to the Payment Agent

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the documents contemplated by this Section 1.8, from and after the Effective Time such Stockholder’s former interest in Company Capital Stock shall be deemed to represent only the right to receive its portion of the Merger Consideration determined pursuant to this Agreement then due and shall not evidence any interest in, or any right to exercise the rights of a stockholder or other equity holder of Parent, Interim Surviving Corporation or the Surviving Company or any other rights. If the Merger Consideration is to be paid to a Person other than the record holder of the applicable shares of Company Capital Stock, it shall be a condition to such payment that the Payment Agent shall have received evidence that any applicable stock transfer taxes and other applicable taxes have been paid or provided for.

(b) Attached as Exhibit D is a schedule (the “Preliminary Spreadsheet”) showing the Company’s estimate, assuming the Closing Date occurs thirty (30) days after the date hereof, of (i) the number of shares of Common Stock held by each Stockholder, (ii) the number of shares of Common Stock subject to each Vested Option held by each holder of such Option, the exercise price per share and the aggregate exercise price for all Vested Options, (iii) a calculation of (A) the Merger Consideration, the Closing Cash Consideration, the Stock Consideration, the Option Consideration, an assumed Parent Trading Price, the Fully Diluted Share Number, the Founder Share Number, the Per Share Closing Cash Consideration, the Per Share Stock Consideration, the Per Share Option Consideration, the Per Share Escrow Amount and the Per Share Tax Escrow Amount, (B) the Closing Cash Consideration and Parent Common Stock payable to each Stockholder pursuant to Section 1.5(b) and (C) the amount of cash payable to each holder of Vested Options pursuant to Section 1.5(d), (iv) the Escrow Amount payable to each Founder (assuming no claims for Losses pursuant to Article VII), (v) the Tax Escrow Amount payable to each Founder (assuming no claims for Losses pursuant to Article VII or Article VIII), (vi) each Founder’s Escrow Percentage, (vii) the Carve-Out Bonus Amount and the recipients thereof, (viii) the Debt Payoff Amount and (ix) the payments of Transaction Expenses that Parent shall make on behalf of the Company at the Closing pursuant to Section 1.8(c)(ii). No later than two Business Days prior to the expected Closing Date, the Company shall deliver to Parent a schedule (the “Final Spreadsheet”) showing, as of the Closing Date, the Company’s final determination of each of the foregoing items. The chief executive officer and the chief financial officer of the Company shall certify that the Final Spreadsheet correctly reflects the calculations required to be made pursuant to this Agreement, and the Company shall deliver the Final Spreadsheet together with such certification to Parent at the Closing.

(c) At the Closing, Parent shall deliver the following amounts, all as set forth on the Final Spreadsheet:

(i) to PNC Bank, the Debt Payoff Amount, as set forth in the Debt Payoff Letter;

(ii) (A) to the applicable recipients thereof, each of their applicable portions of the Transaction Expenses, if any, in each case, in accordance with the instructions of Securityholder Representative, and (B) to the Company, for disbursement to the applicable recipients thereof (through the Company’s payroll system, and Parent shall cause the Surviving Company to effect such payments within two Business Days after the Closing, subject to applicable withholding in accordance with Section 1.8(f)), each of their applicable portions of the Carve-Out Bonus Amount, in each case, in accordance with the instructions of Securityholder Representative;

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(iii) to the Escrow Agent, the Escrow Amount and the Tax Escrow Amount;

(iv) (A) to the Payment Agent, for disbursement to the Stockholders (other than Dissenting Stockholders), cash in an amount equal to the aggregate portion of the Closing Cash Consideration payable as of the Effective Time in respect of Company Capital Stock pursuant to Sections 1.5(b)(i) and 1.5(b)(ii), which, subject to Section 1.8(a), Parent shall cause the Payment Agent to pay to the Stockholders within five (5) Business Days after the Closing, and (B) to Parent’s transfer agent, for recordation, subject to Section 1.8(a), in the name of the Stockholders (other than the Dissenting Stockholders), shares of Parent Common Stock in an amount equal to the Stock Consideration issuable as of the Effective Time in respect of Company Capital Stock pursuant to Sections 1.5(b)(i) and 1.5(b)(ii) (and Parent shall provide evidence of such issuance and recordation as promptly as practicable after the Closing); and

(v) to the Company, for disbursement to the holders of Vested Options in accordance with Section 1.5(d), cash in an amount equal to the Option Consideration, which Parent shall cause the Company to pay to the holders of Vested Options in accordance with Section 1.5(d).

(d) Termination of Payment Fund. At any time which is more than six months after the Effective Time, Parent shall be entitled to require the Payment Agent to deliver to it any funds which had been deposited with the Payment Agent and have not been disbursed in accordance with this Article I (including, without limitation, interest and other income received by the Payment Agent in respect of the funds made available to it), and after the funds have been delivered to Parent, Stockholders entitled to payment in accordance with this Article I shall be entitled to look solely to Parent (subject to abandoned property, escheat or other similar applicable laws) for payment of the Merger Consideration upon the delivery of the documents set forth in Section 1.8(a), without any interest thereon. Any Merger Consideration remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

(e) No Liability. Notwithstanding anything to the contrary in this Section 1.8, neither the Payment Agent, Parent, Interim Surviving Corporation, Surviving Company nor any party hereto shall be liable to a Securityholder for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Required Withholding. Each of the Payment Agent, Parent, the Interim Surviving Corporation and the Surviving Company shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Securityholder such amounts as may be required to be deducted or withheld therefrom under the Code, or under any provision of state, local or foreign tax law or under any other applicable legal

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requirement. To the extent such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority or other Person, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.9 No Further Ownership Rights in Company Capital Stock. The Merger Consideration delivered upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Interim Surviving Corporation or the Payment Agent of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time.

1.10 Transfer Taxes. In no event shall Parent, the Interim Surviving Corporation or Surviving Company bear any Transfer Taxes. Securityholders shall cooperate with Parent, the Interim Surviving Corporation and the Surviving Company in the preparation and filing of all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and the Merger Subs, the officers and directors of the Surviving Company and Parent are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

1.12 Tax Treatment. The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a)(1) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treas. Reg. §§1.368-2(g) and 1.368-3, which plan of reorganization the parties hereto adopt by executing this Agreement. Each party hereto shall cause all Tax Returns relating to the Mergers to be filed on the basis of treating the Merger as a “reorganization” within the meaning of Section 368(a)(1) of the Code. Notwithstanding the foregoing, Parent makes no representations or warranties to the Company or to any Securityholder regarding the Tax treatment of the Merger, or any of the Tax consequences to the Company or any Securityholder of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby. The Company acknowledges that the Company and the Securityholders are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other transactions and agreements contemplated hereby.

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ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and the Merger Subs, subject to such exceptions as are specifically disclosed in writing in the disclosure schedule attached hereto as Exhibit E (the “Disclosure Schedule”), as follows:

2.1 Organization of the Company.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would result in a Material Adverse Change. The Company has made available to Parent a true and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date. The Company is not in violation of any term of its Certificate of Incorporation or Bylaws, each as amended to date.

(b) Bronto Software Limited, a private limited company (the “UK Subsidiary”), is a corporation duly organized, validly existing and in good standing under the laws of England and Wales. The entire issued share capital of the UK Subsidiary has been properly allotted and issued to the Company fully paid. The UK Subsidiary has the corporate power to own its properties and to carry on its business as now being conducted. The UK Subsidiary is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would result in a Material Adverse Change. The Company has made available to Parent a true and correct copy of the UK Subsidiary’s Memorandum and Articles of Association, as amended to date. The UK Subsidiary is not in violation of any term of its Memorandum and Articles of Association, each as amended to date.

(c) Bronto Software Pty Ltd, a proprietary limited company (the “Australian Subsidiary” and together with the UK Subsidiary, the “Subsidiaries”) is a corporation duly organized and validly existing under the laws of Australia. The issued share capital of the Australian Subsidiary has been fully paid. The Australian Subsidiary has the corporate power to own its properties and to carry on its business as now being conducted. The Australian Subsidiary is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would result in a Material Adverse Change. The Company has made available to Parent a true and correct copy of the Australian Subsidiary’s Constitution, as amended to date. The Australian Subsidiary is not in violation of any term of its Constitution, each as amended to date.

2.2 Company Capital Structure.

(a) The authorized capital stock of the Company consists of (i) 9,000,000 shares of Voting Common Stock (“Voting Common Stock”), 9,000,000 shares of which are issued and outstanding as of the date hereof and (ii) 1,000,000 shares of Non-Voting Common Stock (“Non-Voting Common Stock”), 2,950 shares of which are issued and outstanding as of the date hereof. The Company Capital Stock is held of record as of the date hereof by the persons, with the addresses of record and in the amounts set forth in Section 2.2(a) of the Disclosure Schedule. All outstanding shares of Company Capital Stock are duly authorized,

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validly issued, fully paid and non-assessable and have been issued in compliance with all applicable federal and state securities laws. There are no declared or accrued unpaid dividends with respect to any shares of Company Capital Stock. No Person or Entity is entitled to any preemptive or similar right with respect to the issuance of any Company Capital Stock. The Company has no other capital stock issued or outstanding.

(b) The Company has reserved 1,000,000 shares of Common Stock for issuance to employees and consultants pursuant to the Plan, of which, as of the date hereof, 2,950 shares have been issued as a result of the exercise of options, 956,820 shares are subject to outstanding, unexercised options and 40,230 shares remain available for future grant. Such options to purchase Company Capital Stock are held by the Persons and in the amounts set forth in Section 2.2(b) of the Disclosure Schedule. Except for the Options described in Section 2.2(b) of the Disclosure Schedule, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect of capital stock of the Company.

2.3 Subsidiaries. Except as set forth in Section 2.1 of this Agreement or on Section 2.3 of the Disclosure Schedule, the Company does not have and has never had any subsidiaries or Affiliates and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity, in each case, other than the Subsidiaries which are wholly owned subsidiaries of the Company. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Subsidiaries or the Company is a party or by which it is bound obligating the Subsidiaries to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Subsidiaries. There are no outstanding authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Subsidiaries. There are no voting trusts, proxies, or other agreements or understandings with respect of capital stock of the Subsidiaries.

2.4 Authority; No Conflicts.

(a) Subject only to the requisite approval of the Merger and this Agreement by the holders of Company Capital Stock, the Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, (ii) as limited by

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laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (iii) to the extent the indemnification provisions contained herein may be limited by applicable laws (clauses (i) – (iii), the “Enforceability Exceptions”).

(b) Subject only to the approval of the Merger and this Agreement by the holders of Company Capital Stock, the execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Certificate of Incorporation or Bylaws of the Company, Memorandum and Articles of Association of the UK Subsidiary or Constitution of the Australian Subsidiary, respectively, (ii) except as set forth on Section 2.4(b) of the Disclosure Schedule, any Contract or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets.

(c) No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission (“Governmental Authority”) or, except as set forth on Section 2.4(c) of the Disclosure Schedule, any third party (with respect to the Contracts) (so as not to trigger any Conflict) is required by or with respect to the Company or the Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for the HSR Clearance (defined below) and the filing of the First Step Certificate of Merger and the Second Step Certificate of Merger with the Delaware Secretary of State.

2.5 Company Financial Statements.

(a) Section 2.5(a) of the Disclosure Schedule sets forth the Company’s (i) consolidated unaudited balance sheet as of December 31, 2014 and the related unaudited statements of operations and cash flows for the fiscal year then ended, (ii) consolidated unaudited balance sheet as of March 31, 2015 (the “Balance Sheet”) and the related unaudited statement of operations and cash flows for the quarter then ended and (iii) consolidated unaudited balance sheets as of March 31, 2014, June 30, 2014, September 30, 2014 and December 31, 2014 and the related unaudited statement of operations for each quarter then ended (collectively, the “Company Financials”). The Company Financials (A) are correct in all material respects and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other and (B) present fairly the financial condition and operating results of the Company as of the dates and during the periods indicated therein and any audit adjustments are reflected in the applicable period; provided that, in each case, the unaudited Company Financials may not contain footnotes and are subject to normal recurring and year-end adjustments that will not, individually or in the aggregate, be material to the Company and the Subsidiaries.

(b) Except as set forth on Section 2.5(b) of the Disclosure Schedule, neither the Company or any of the Subsidiaries has any debts, liabilities or material obligations of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due (each, a “Liability”), that are material, either individually or collectively (whether or not

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required to be reflected in financial statements in accordance with GAAP), which (i) have not been reflected in the Balance Sheet, (ii) have not arisen in the ordinary course of the Company’s or the Subsidiaries’ business since the date of the Balance Sheet, consistent with past practices, or (iii) are not Transaction Expenses or obligations under this Agreement.

2.6 No Changes. Since the date of the Balance Sheet, except as disclosed in Section 2.6 of the Disclosure Schedule or as consented to by Parent in accordance with Section 4.2, neither the Company nor any of the Subsidiaries has:

(a) undergone any material change in its financial condition or operations other than changes that were in the ordinary course of the Business;

(b) (i) declared or paid any dividends on or made other distributions in respect of any equity interest of the Company or any of the Subsidiaries or set aside funds therefor; (ii) split, combined or reclassified any equity interest of the Company or any of the Subsidiaries or issued, authorized or proposed the issuance of any other securities in respect of, in lieu of or in substitution for, any equity interest of the Company or any of the Subsidiaries; or (iii) repurchased or otherwise acquired any equity interest of the Company or any of the Subsidiaries;

(c) issued any equity interest of the Company or any of the Subsidiaries or any other security, instruments, rights or interests in the Company or any of the Subsidiaries or any subscription, option, warrant, commitment or right of any kind whatsoever with respect to any equity interest of the Company or any of the Subsidiaries or any other security, instrument, rights or interest in the Company or any of the Subsidiaries;

(d) amended or proposed to amend the Company’s Certificate of Incorporation, the UK Subsidiary’s Memorandum and Articles of Association or the Australian Subsidiary’s Constitution;

(e) merged or consolidated with or acquired any equity interest in any Person, or entered into an agreement with respect thereto; acquired or agreed to acquire any assets, except in the ordinary course of the Business; or made any loan or advance to, or otherwise made any investment in, any Person other than trade debt incurred in the ordinary course of the Business consistent with past practice;

(f) sold, encumbered or otherwise disposed of, or agreed to sell, lease (whether such lease is an operating or capital lease), encumber, assign or otherwise dispose of, any of its assets (including any equity interest of the Company or any of the Subsidiaries, other securities of the Company or any of the Subsidiaries or Intellectual Property Rights of the Company or any of the Subsidiaries), except in the ordinary course of business;

(g) authorized, recommended, proposed or announced an intention to adopt a plan of complete or partial liquidation or dissolution;

(h) made any material change in any compensation arrangement or agreement with any employee, other than as reflected in compensation data made available to Parent prior to the date hereof;

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(i) except as required by law or any Company Employment Agreement (as defined herein) (i) paid or agreed to pay any pension, retirement allowance or other employee benefit to any director, officer, management employee or key employee of the Company or any of the Subsidiaries, whether past or present; (ii) entered into any new, or materially amended any existing, employment or severance or termination agreement with any Person; (iii) became obligated under any new benefit plan or employee agreement that was not in existence on the date of the Balance Sheet or amended any such plan or agreement in existence on such date if such amendment would have the effect of materially enhancing any benefits thereunder; (iv) granted any general increase in compensation (including salary, bonus or other benefits) to employees of the Company or any of the Subsidiaries; or (v) extended any loans or advances to any of its directors, officers, management employees or key employees of the Company or any of the Subsidiaries, except advances to employees for expenses consistent with past practices;

(j) (i) assumed or incurred any indebtedness for borrowed money; (ii) guaranteed any such indebtedness; (iii) issued or sold any debt securities or warrants or rights to acquire any debt securities; (iv) guaranteed any debt obligations of any other Person; or (v) created any lien, pledge, hypothecation, charge, mortgage, deed of trust, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest, or similar restriction on any asset (an “Encumbrance”);

(k) except in the ordinary course of the Business consistent with past practice, (i) entered into any Contract; or (ii) modified, rescinded, terminated, waived, released or otherwise amended in any material respect any of the terms or provisions of any Contract;

(l) except as required to be consistent with the manner in which the Company has historically prepared its financial statements or by applicable law, (i) permitted any material change in (1) any practice or policy regarding pricing, marketing, purchasing, investment, accounting, financial reporting, inventory, credit, allowance or Taxes for accounting, financial or tax purposes, or (2) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes; or (ii) made any material Tax election or settled or compromised any material Tax liability with any Governmental Authority;

(m) delayed payment on or failed to pay when due the trade accounts payable or other recurring expenses of the Company or any of the Subsidiaries, except as a result of a good faith disagreement with respect thereto, and, any such payable or expense in excess of $25,000 is set forth on Section 2.6(m) of the Disclosure Schedule;

(n) incurred any capital expenditures in excess of $5,000 individually;

(o) paid, discharged or settled any claims, liabilities or obligations in excess of $25,000 individually, except in the ordinary course of business;

(p) settled, released or forgiven any material claim or litigation or waived any right thereto;

(q) except as consistent with past practices, filed any Tax Return (as defined below) or entered into any agreement with any Governmental Authority directly relating to Taxes or Tax Returns;

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(r) waived or agreed to any extension of any limitations period in respect of Taxes;

(s) made any change in the lines of business in which the Company or any of the Subsidiaries participates or is engaged; or

(t) entered into any commitment to take any actions prohibited by this Section 2.6.

2.7 Bank Accounts; Letters of Credit and Powers of Attorney. Section 2.7 of the Disclosure Schedule contains an accurate and complete list of (i) all bank accounts, credit card accounts, brokerage accounts, securities accounts, lock boxes and safe deposit boxes of the Company and the Subsidiaries (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto), (ii) all outstanding letters of credit issued by financial institutions for the account of the Company or any of the Subsidiaries (setting forth, in each case, the financial institution issuing such letter of credit, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued), and (iii) the name and address of each Person who has a power of attorney to act on behalf of the Company or any of the Subsidiaries.

2.8 Taxes.

(a) The Company and the Subsidiaries have timely filed (taking into account extensions of time to file) or caused to be filed with the appropriate Governmental Authority all Tax Returns required to be filed on or prior to the Closing Date by the Company or any of the Subsidiaries. All Tax Returns filed by the Company or any of the Subsidiaries were correct and complete in all material respects.

(b) The Company and the Subsidiaries have each timely paid or withheld and remitted all Taxes required to be paid or remitted by the Company and the Subsidiaries on or prior to the Closing Date.

(c) Neither the Company nor any of the Subsidiaries (i) has been a member of any affiliated, consolidated, combined or unitary group for any Tax purposes (other than a group that common parent of which is the Company) or (ii) has any liability for the Taxes of any Person (other than the Company and the Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of U.S. state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise by operation of law (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which does not relate to Tax).

(d) Except as disclosed in Section 2.8(d) of the Disclosure Schedule, there is no claim (including under any indemnification or Tax sharing agreement), audit, examination, action, suit, Proceeding or investigation now pending or, to the Company’s Knowledge (as defined below), threatened against or in respect of (i) any Tax, (ii) any Tax Return or (iii) any items of net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute that could be carried forward or back to reduce Taxes with respect to the Company or any of the Subsidiaries. No audit or examination by any

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Governmental Authority of any Tax Return of the Company or any of the Subsidiaries is being conducted or, to the Company’s Knowledge, threatened, and neither the Company nor any of the Subsidiaries has received written (nor, to the Company’s Knowledge, unwritten) notice of any deficiency, refund litigation, proposed adjustment or matter in controversy from any Governmental Authority with respect to any amount of Taxes asserted to be due and owing by the Company or any of the Subsidiaries. Each deficiency relating to any amount of Taxes resulting from any completed audit or examination relating to any amount of Taxes by any Governmental Authority or any concluded litigation has been timely paid. For purposes of this Agreement, “Knowledge” means the actual knowledge of the directors and executive officers of the Company and the Key Employees, or knowledge that such Persons should have possessed assuming that such officers have conducted a reasonable investigation.

(e) Except as disclosed in Section 2.8(e) of the Disclosure Schedule, neither the Company nor any of the Subsidiaries has executed or entered into with any Governmental Authority a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local, foreign or other Tax law that will require any increase in revenue, taxable income or alternative minimum taxable income, or any reduction in deductions, net operating losses, alternative minimum tax, capital loss carryovers or charitable contribution deduction carryovers or Tax credits for the Company or any of the Subsidiaries for any period ending after the Closing.

(f) There are no currently effective agreements, waivers or arrangements extending or requesting to extend the statutory period of limitation applicable to the determination or assessment of any Taxes or any claim for, or the period for the determination or assessment or collection of, Taxes due from or with respect to the Company or any of the Subsidiaries for any taxable period. No currently effective power of attorney with respect to any Taxes has been executed or filed by the Company or any of the Subsidiaries with any Governmental Authority.

(g) Neither the Company nor any of the Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date and made prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax law) and to the extent existing on or before the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date. There is no application pending with any Governmental Authority requesting permission for any changes in any accounting method of the Company or any of the Subsidiaries.

(h) Except as set forth in Section 2.8(h) of the Disclosure Schedule, neither the Company nor any of the Subsidiaries is a party to, is bound by, nor does the Company or any of the Subsidiaries have any obligation to any other Person under any Tax sharing agreement, Tax allocation agreement or similar contract, agreement or arrangement (including any advance pricing agreement, closing agreement or gain recognition agreement relating to Taxes with any

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Governmental Authority), other than commercial agreements entered into in the ordinary course of business the primary purpose of which does not relate to Tax. Neither the Company nor any of the Subsidiaries is subject or a party to or a partner or member of any joint venture, partnership, limited liability company or other arrangement or contract that is treated as a partnership for federal income Tax purposes.

(i) Neither the Company nor any of the Subsidiaries is a party to any contract, plan or arrangement covering any employee or former employee of the Company or any of the Subsidiaries, which individually or collectively, has resulted in any payment not being deductible or which could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 404 of the Code.

(j) There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

(k) Neither the Company nor any of the Subsidiaries has participated in any “reportable transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4.

(l) Neither the Company nor any of the Subsidiaries is a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(m) None of the Company, any of the Subsidiaries, or any “dual resident corporation” (within the meaning of Section 1503(d) of the Code) in which the Company is considered to hold an interest, has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

(n) Neither the Company nor any of the Subsidiaries has been either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355 of the Code and the Treasury Regulations promulgated thereunder.

(o) No written (or, to the Company’s Knowledge, unwritten) claim has ever been made by a Governmental Entity in a jurisdiction where the Company or any of the Subsidiaries does not file a Tax Return that the Company or such Subsidiary may be subject to Taxes assessed by such jurisdiction.

(p) Neither the Company nor any of the Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) in any country other than the country of its formation. Neither the Company nor any of the Subsidiaries operates or conducts business through any branch in any country other than the country of its formation.

(q) The Company has received, from each employee or former employee of the Company who holds stock that is subject to a substantial risk of forfeiture, if any, a copy of the election(s) made under Section 83(b) of the Code with respect to all such shares, and, to the Company’s Knowledge, such elections were validly made and filed with the IRS in a timely fashion.

(r) The Company is, and at all times has been, classified as a C corporation for U.S. federal and applicable state income tax purposes. The U.S. federal tax classification of each Subsidiary is set forth on Schedule 2.8(r), and such classification has applied since the formation of each Subsidiary.

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(s) All applicable transfer pricing rules have been complied with in all material respects.

(t) Neither the Company nor any of the Subsidiaries has any liability or obligation to remit any amounts with respect to any escheat or state forfeiture laws.

(u) No representation or warranty contained in this Section 2.8 shall be deemed to apply directly or indirectly with respect to any taxable period (or portion thereof) beginning after the Closing Date. Notwithstanding anything to the contrary in this Section 2.8, the Company makes no representation as to the amount of, or limitations on the use of, any net operating losses, capital losses, deductions, Tax credits and other Tax attributes of the Company or any of the Subsidiaries.

2.9 Restrictions on Business Activities. There is no agreement (non-compete or similar arrangement), written commitment, judgment, injunction, order or decree to which the Company or any of the Subsidiaries is a party or otherwise binding upon the Company or any of the Subsidiaries (except for laws in effect as of the date hereof, including the HSR Act) which has or reasonably would be expected to have the effect of prohibiting or impairing any business practice of the Company or Affiliate of the Company (including the Subsidiaries), any acquisition of property (tangible or intangible) by the Company or Affiliate of the Company (including the Subsidiaries) or the conduct of business by the Company or Affiliate of the Company (including the Subsidiaries), in each case, excluding customary employee non-solicit and no-hire provisions in nondisclosure and similar agreements. Without limiting the foregoing, neither the Company nor any of the Subsidiaries have entered into any agreement under which the Company or Affiliate of the Company (including the Subsidiaries) is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

2.10 Title to Properties; Absence of Liens and Encumbrances.

(a) Neither the Company nor any of the Subsidiaries owns any real property, nor have either ever owned any real property.

(b) Section 2.10(b) of the Disclosure Schedule sets forth a true and correct list of all leases, subleases or other agreements, oral or written (collectively, “Real Property Leases”), under which the Company or any of the Subsidiaries uses or occupies or has the right to use or occupy any real property (the “Leased Real Property”). Each Real Property Lease is valid, binding and in full force and effect, subject to the Enforceability Exceptions. Neither the Company, any of the Subsidiaries, nor, to the Company’s Knowledge, any other party to any Real Property Lease, is in material breach or default of, and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a breach or default by the Company or any of the Subsidiaries under any Real Property Lease or permit the termination, material modification, acceleration or cancellation thereof.

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(c) Neither the Company nor any of the Subsidiaries has received written notice from any insurance carrier or landlord for any Leased Real Property that the Company or any of the Subsidiaries needs to undertake any material repairs, alterations or construction or to take any other corrective action with respect to any Leased Real Property. All base rent, additional rent and all other charges and amounts payable by the Company or any of the Subsidiaries under the Real Property Leases have been paid as of the Closing Date. To the Company’s Knowledge, except for reasonable wear and tear, all improvements, buildings and systems, including, without limitation, the electrical, plumbing, heating, ventilation, air conditioning, roofing and other utility systems on the Leased Real Property are in all material respects in good repair, working order and operating condition and are adequate for operation of the Business. To the Company’s Knowledge, there are no material structural defects in the improvements on the Leased Real Property, nor are there any material repairs that are reasonably necessary to be undertaken in order to operate the Business on the Leased Real Property in a lawful, safe and efficient manner. To the Company’s Knowledge, the zoning of the Leased Real Property permits the presently existing improvements and the continuation of the Business as presently being conducted on such Leased Real Property. To the Company’s Knowledge, there are no condemnation or rezoning hearings or Proceedings pending before any Governmental Authority, or proposed or contemplated by any Governmental Authority with respect to the Leased Real Property. The Company is in actual, exclusive possession of the Leased Real Property, and except as otherwise provided in the Real Property Leases, has good, valid and indefeasible title to all leasehold estates created under the Real Property Leases, free and clear of all Encumbrances. The Company has made available to Parent a correct and complete copy of each Real Property Lease, and all amendments, supplements or modifications thereto.

2.11 Personal Property. Set forth in Section 2.11 of the Disclosure Schedule is a list of each item of tangible personal property that is owned, leased or otherwise being used by the Company or any of the Subsidiaries and has a value in excess of $25,000, individually (the “Personal Property”). The Company, the UK Subsidiary or the Australian Subsidiary has good and marketable title, or holds valid and enforceable leases, to all the Personal Property held by the Company, the UK Subsidiary or the Australian Subsidiary, free and clear of all Encumbrances. The Company, the UK Subsidiary or the Australian Subsidiary is the owner of or has valid and enforceable leasehold interests in all of the Personal Property that the Company, the UK Subsidiary or the Australian Subsidiary uses in, or is otherwise necessary to, the operation of the Business. The Company has made available to Parent a correct and complete copy of each material lease for any leased Personal Property, and all amendments, supplements or modifications thereto.

2.12 Intellectual Property.

(a) The Company owns, or has the right to use, all Intellectual Property Rights used in or necessary for the operation of the Business as conducted at the Closing. The Company holds no patents and has not filed any applications for patents.

(b) Except as set forth on Section 2.12(b) of the Disclosure Schedule, the conduct by the Company or any of the Subsidiaries of the Business as currently conducted and the production, distribution, licensing, and sale of the Products, does not infringe on, misappropriate, or otherwise conflict with any Intellectual Property Right of any third party. No

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third party has asserted, or to the Knowledge of the Company threatened to assert, against the Company or any of the Subsidiaries any claim of infringement or misappropriation of any Intellectual Property Rights. To the Knowledge of the Company, no third party has interfered with, infringed on, or misappropriated any Intellectual Property Rights of the Company or any of the Subsidiaries.

(c) Section 2.12(c) of the Disclosure Schedule identifies the following: (i) any patent, copyright, mask work, trademark, or service mark (or registration of such) that has been granted or registered and issued to the Company or any of the Subsidiaries in any jurisdiction or that the Company or any of the Subsidiaries otherwise owns or purports to own, (ii) any pending patent application and each application for registration of a copyright, mask work, trademark, service mark or similar right that the Company or any of the Subsidiaries has made in any jurisdiction or that the Company or any of the Subsidiaries otherwise owns or purports to own, together with all associated filing or serial numbers, (iii) any material unregistered copyrights, unregistered trademarks, service marks or domain names owned by the Company or any of the Subsidiaries, and (iv) any material license, agreement or other permission that the Company or any of the Subsidiaries has granted to any third party with respect to any Intellectual Property Rights owned by the Company or any of the Subsidiaries. No license, agreement or other permission that Company or any of the Subsidiaries has granted to any third party with respect to Intellectual Property Rights owned by the Company or any of the Subsidiaries grants any third party exclusive rights with respect to any such Intellectual Property Rights. The Company has provided to Parent or its representatives accurate and complete copies of all such registrations and all such applications and license agreements. For each Intellectual Property Right owned by the Company or any Subsidiaries required to be identified in the Disclosure Schedule pursuant to this subsection: the Company possesses all right and title to, and interest in, such Intellectual Property Right free and clear of any Encumbrance; each such Intellectual Property Right owned by the Company or any Subsidiaries, or to Company’s Knowledge, agreement, is not subject to any outstanding judgment, order or charge including any order, judgment or injunction entered by or with any Governmental Authority (a “Governmental Order”) limiting the legality, validity, enforceability, use or ownership of such Intellectual Property Rights owned or used by the Company or any Subsidiaries; and no Proceeding is pending or, to the Company’s Knowledge, threatened that challenges the legality, validity, enforceability, use or ownership of such Intellectual Property Rights owned by the Company or any Subsidiaries. All registration, maintenance and renewal fees related to any registered Intellectual Property Rights owned by the Company or any of the Subsidiaries that are currently due as of the date of this Agreement have been paid and all documents and certificates related to such Intellectual Property Rights that are currently required to be filed as of the Effective Date have been filed with the relevant Governmental Authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Intellectual Property Rights. There are no registration, maintenance or renewal fees due that are related to the Company’s or any of the Subsidiaries’ owned registered Intellectual Property Rights within 90 days of the Closing Date. All registered Intellectual Property Rights owned by the Company or any of the Subsidiaries are valid and enforceable in the jurisdictions where they are registered.

(d) For each item of software, works of authorship and technology that a third party owns and that the Company or any of the Subsidiaries uses (other than with respect to any software, works of authorship or technology for which a license, agreement or other permission

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is not required under applicable law), (i) Company and/or its Subsidiaries has a license, agreement or other permission for such software, works of authorship and technology, (ii) the license, agreement or permission covering the item is legal, valid, binding, enforceable, sufficient in scope to cover the Company’s and/or its Subsidiaries’ use of such software, works of authorship and technology and in full force and effect; (iii) except as disclosed in Section 2.12(d) of the Disclosure Schedule, the license, agreement or permission does not restrict the Company’s or any of the Subsidiaries’ ability to do business in any geographic territory, with respect to any market or industry, or in competition with any Person or Entity; (iv) the Company is not in material breach or default of, and to the Company’s Knowledge, no other party to any such license, agreement or permission is in breach or default of, and no event has occurred that, with notice or lapse of time or both, would be reasonably likely to constitute a material breach or default of, or based on such event would permit termination, modification or acceleration of, any such license, agreement or permission; and (v) no Proceeding is pending or, to the Company’s Knowledge, threatened that challenges the legality, validity or enforceability of any such license, agreement or permission or any Intellectual Property Right governed by it.

(e) All current and former employees, contractors, sub-contractors and consultants of the Company or any of the Subsidiaries who have been involved in the development of any Intellectual Property Rights owned by the Company or any of the Subsidiaries relating to the Business, have executed invention assignment and confidentiality agreements that assign (under all applicable laws, and other than with respect to any Intellectual Property Rights owned by the Company or the Subsidiaries under applicable laws) directly to the Company or the Subsidiaries all Intellectual Property Rights owned by the Company or any of the Subsidiaries relating to the Business, complete and fully executed copies of which have been provided to Parent, and all employees, contractors, sub-contractors and consultants of the Company or any of the Subsidiaries who have or had access to such Intellectual Property Rights or confidential information and/or trade secrets of the Company or any of the Subsidiaries have executed nondisclosure agreements copies of which have been provided to Parent. Without limiting the generality of the representations made in this Section 2.12(e), none of the employees’, contractors’, sub-contractors’ or consultants’ work for the Company or any of the Subsidiaries has been in any way done in breach of such employees’, contractors’, sub-contractors’ or consultants’ obligations to any third parties, including any confidentiality or Intellectual Property Rights transfer obligations, and, there is no basis for any third party to claim rights to any Intellectual Property Rights owned by the Company or any of the Subsidiaries relating to the Business as work for hire or otherwise in connection with any work done by an employee, contractors, sub-contractors or consultant for such third party at any time. The Company and the Subsidiaries have taken all reasonable steps to protect the secrecy and confidentiality of, and otherwise protect and enforce, its rights in all trade secrets and other Intellectual Property Rights relating to the Business. To the Company’s Knowledge, no third party is in possession of any confidential information pertaining to the Business, except under a written confidentiality agreement.

(f) Except as set forth in Section 2.12(f) of the Disclosure Schedule, no source code owned by the Company or any of the Subsidiaries has been delivered, licensed or made available to any third-party escrow agent or any other Person or Entity, and neither the Company nor any of the Subsidiaries has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available any source code owned by the Company or any

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of the Subsidiaries in the Business to any third-party escrow agent or any other Person or Entity. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code owned by the Company or any of the Subsidiaries in the Business to any other Person.

(g) No Product is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license, including, but not limited to, the GNU General Public License, GNU Affero General Public License, GNU Lesser Public License or Mozilla Public License) (collectively, “Open Source Software”) that would require, or condition the use or distribution of such software on, the disclosure, licensing or distribution of any source code for, or the granting of permission to perform reverse engineering on, any portion of such software. All Open Source Software used by the Company or any of the Subsidiaries in the Business is set forth in Section 2.12(g) of the Disclosure Schedule, along with a description of the manner in which such Open Source Software is used and a link to the applicable license agreement. Section 2.12(g) of the Disclosure Schedule lists all Open Source Software developed by Company and the Subsidiaries that have been released to the general public and the terms of the license applicable to such Open Source Software.

(h) No government funding, government personnel or facilities or resources of any university, college, other educational institution, multi-national, bi-national or international organization or research center were used, directly or indirectly, to develop or create, in whole or in part, any Intellectual Property Rights owned by the Company or any of the Subsidiaries.

(i) The Company and the Subsidiaries have at all times complied with its published privacy policy and all applicable laws and regulations relating to privacy, data protection, data security breach and the collection, disclosure and use of Personally Identifiable Information collected, used or held for use by the Company or any of the Subsidiaries in the conduct of the Business. The Company’s privacy policy has been made available to all users of the Product and developers of third party software applications for the Product. No action, claim, complaint, suit, inquiry, judicial or administrative proceeding, audit or investigation, including, without limitation, a Proceeding, has been asserted, or to the Company’s Knowledge, threatened against the Company or any of the Subsidiaries alleging a violation of any person’s privacy or Personally Identifiable Information or data rights and the consummation of the transaction hereby will not breach or otherwise cause any violation of any law or regulation or otherwise cause any violation of any law or regulation related to privacy or data protection. The Company and the Subsidiaries have taken reasonable measures to ensure that such information is protected against unauthorized access, use, modification or other misuse. The execution, delivery and performance of this Agreement complies with all applicable statutes, laws and regulations relating to privacy and with the Company’s and the Subsidiaries’ privacy policies. Copies of all current and prior privacy policies of the Company and the Subsidiaries that apply to the Products have been provided to Parent.

(j) The Company and the Subsidiaries have at all times taken all steps reasonably necessary to ensure that the Personally Identifiable Information described in Section 2.12(i) is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. There has been no unauthorized access to or other misuse of that Personally Identifiable Information.

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(k) The Company and the Subsidiaries have taken the steps and implemented the procedures specified in Section 2.12(k) of the Disclosure Schedule to protect the Systems from any and all “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of any Product and the Intellectual Property Rights owned by the Company or any of the Subsidiaries used to deliver all Products (or all parts thereof) or data or other software of users. The Company and the Subsidiaries have the disaster recovery and security plans, procedures and facilities for the Systems specified in Section 2.12(k) of the Disclosure Schedule. There have been no material unauthorized intrusions or breaches of the security of the Systems.

(l) Section 2.12(l) of the Disclosure Schedule contains a list of all standards-setting organizations, industry bodies and consortia, and other multi-party special interest groups and activities in which the Company or any of the Subsidiaries are currently participating, or in which the Company or any of the Subsidiaries have participated in the past (each, a “Standards Body”), including for each a reference to the membership agreements and other Contracts, bylaws, policies, rules, and similar materials relating to each such Standards Body, all of which have been made available to Parent. No Standards Body has imposed or purported to impose, or has the right, whether contingent or otherwise, to impose, any obligations on the Company or any of its Affiliates (or, following the Effective Time, on Parent, the Interim Surviving Corporation, the Surviving Company, or any other affiliate) with respect to licensing or granting of any other Intellectual Property Rights.

(m) The Systems are reasonably sufficient for the existing needs of the Company and the Subsidiaries, including as to capacity, scalability and ability to process current and reasonably anticipated peak volumes in a timely manner. The Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the Company and the Subsidiaries. Except as set forth in Section 2.12(m) of the Disclosure Schedule, all Systems, other than software that is duly and validly licensed to the Company or any of the Subsidiaries pursuant to a valid and enforceable Contract, are owned and operated by and are under the control of the Company or any of the Subsidiaries.

(n) Copies of the Company’s and the Subsidiaries’ standard form(s) of non-disclosure agreement and the Company’s and the Subsidiaries’ standard form(s), including attachments, of non-exclusive licenses of the Products and non-exclusive agreements to provide the Products to end-users (collectively, the “Standard Form Agreements”) have been provided to Parent.

(o) In the twelve-month period prior to the date hereof, none of the Company or any of the Subsidiaries has modified its data backup or data encryption practices in any material respect.

2.13 Agreements, Contracts and Commitments.

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(a) Except as set forth in Section 2.13(a) of the Disclosure Schedule, neither the Company nor any of the Subsidiaries has, is a party to nor is bound by:

(i) any collective bargaining agreements;

(ii) any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations;

(iii) any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements;

(iv) any employment or consulting agreement, contract or commitment under which any individual, firm or other organization provides services to the Company or any of the Subsidiaries (for the avoidance of doubt, with respect to employees, excluding any offer letter or similar document with respect to an “at-will” employee of the Company whose employment may be terminated at any time without any required minimum advance notice that does not provide for severance or any non-ordinary course bonus or other benefit);

(v) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(vi) any fidelity or surety bond or completion bond;

(vii) any lease of personal property having a value individually in excess of $25,000;

(viii) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $25,000;

(ix) any agreement, contract or commitment relating to the disposition or acquisition of material assets or any interest in any business enterprise, in each case, outside the ordinary course of the Company’s business;

(x) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties thereof;

(xi) any distribution or joint marketing agreement or agreement pursuant to which the Company or one of the Subsidiaries has engaged, or has been engaged by, a third party to provide software development services, in each case that is not cancelable without penalty within ninety (90) days;

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(xii) any agreement that involves payments based on profits or revenues of the Company or any of the Subsidiaries that would reasonably be expected to require payments in excess of $25,000 in the 12-month period following the date hereof;

(xiii) any agreement that pertains to projects commonly known as “fixed price/deliverable based projects” involving an amount in excess of $25,000;

(xiv) any agreement that contains “most favored nation” provisions or any similar provision requiring that a third party be offered terms or concessions at least as favorable as those offered to one or more other parties;

(xv) any powers of attorney or agency agreements of similar effect;

(xvi) any agreement pursuant to which the Company has granted or may grant in the future, to any party, a source-code license or option or other right to use or acquire source-code; or

(xvii) any other contract that would be a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities and Exchange Commission if the Company were the registrant thereunder).

(b) Except as disclosed in Section 2.13(b) of the Disclosure Schedule, neither the Company nor any of the Subsidiaries has breached, violated or defaulted under, or received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any agreement, contract or commitment required to be set forth in Section 2.13(a) of the Disclosure Schedule (any such agreement, contract or commitment, a “Contract”). Each Contract is in full force and effect (subject to the Enforceability Exceptions) and, except as otherwise disclosed in Section 2.13(b) of the Disclosure Schedule, is not subject to any default thereunder of which the Company has Knowledge by any party obligated to the Company or any of the Subsidiaries pursuant thereto. The Company has provided Parent with an accurate and complete copy of each Contract.

2.14 Compliance with Laws. The Company and the Subsidiaries have complied in all material respects with all applicable statutes, laws and regulations affecting the Business. Neither the Company nor any of the Subsidiaries has received any written notice asserting any violation by the Company or any of the Subsidiaries of any statute, law or regulation that has not been fully remedied before the date of this Agreement. Section 2.14 of the Disclosure Schedule sets forth a correct and complete list of all material licenses, franchises, permits, certificates, approvals or other similar authorizations affecting or relating in any way to the assets or the Business (the “Permits”). The Permits are sufficient and adequate in all material respects to permit the continued lawful operation of the Business as presently conducted. The Company owns, holds or possesses adequate right to use all Permits required in connection with the operation of the Business as presently conducted. The Company and the Subsidiaries are in compliance in all material respects with the terms of the Permits. The Permits are in full force and effect and, to the Company’s Knowledge, no suspension or cancellation of any of the Permits is threatened.

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2.15 Litigation. Except as set forth in Section 2.15 of the Disclosure Schedule, there is no pending, or, to the Knowledge of the Company, threatened Proceeding against or affecting the Business, the assets or the financial condition of the Company or any of the Subsidiaries. Any matters set forth in Section 2.15 of the Disclosure Schedule in response to this Section 2.15, if decided adversely to the Company or any of the Subsidiaries, are not reasonably expected to result in a Material Adverse Change or adversely affect, in any material respect, Parent’s ability conduct the Business or to use or commercially exploit the assets of the Company or any of the Subsidiaries. The Company has furnished or made available to Parent copies of all relevant court papers and other documents relating to all matters set forth in Section 2.15 of the Disclosure Schedule in response to this Section 2.15. There is not pending or entered against the Company or any of the Subsidiaries, or with respect to any of the assets of the Company or any of the Subsidiaries or the Business, any adverse Governmental Order of any federal, state, local or foreign Governmental Authority. Neither the Company nor any of the Subsidiaries is in default with respect to, nor has an event occurred that, with notice, lapse of time, or both, would be a default under, any Governmental Order of any federal, state, local or foreign Governmental Authority affecting the assets of the Company, any of the Subsidiaries or the Business. Except as set forth in Section 2.15 of the Disclosure Schedule, (a) neither the Company nor any of the Subsidiaries is a party to any Proceeding instituted by it affecting the assets of the Company, any of the Subsidiaries or the Business, and (b) neither the Company nor any of the Subsidiaries has any plans to institute any such Proceeding against any other Person.

2.16 Employees and Employee Benefits.

(a) Neither the Company nor any of the Subsidiaries is a party to any collective bargaining agreement applicable to its employees, none of its employees is represented by any labor organization, and there is no labor strike, work stoppage or slowdown pending against the Company or any of the Subsidiaries and no pending lockout by the Company or any of the Subsidiaries. Except as listed in Section 2.16(a) of the Disclosure Schedule (the “Benefit Plans”), neither the Company nor any of the Subsidiaries has any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) covering any employee or former employee of the Company. Except as listed in Section 2.16(a) of the Disclosure Schedule, neither the Company nor any of the Subsidiaries has any employment, consulting or contractor agreement, written or oral, with any currently active employee, consultant or contractor, including any agreement to provide any bonus, severance or other benefit to any such Person (for the avoidance of doubt, with respect to employees, excluding any offer letter or similar document with respect to an “at-will” employee of the Company whose employment may be terminated at any time without any required minimum advance notice that does not provide for severance or any non-ordinary course bonus or other benefit). To the Company’s Knowledge, no employees of the Company or any of the Subsidiaries are in violation of any term of any employment contract, invention assignment agreement, patent disclosure agreement, non-competition agreement, non-solicitation agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of the Subsidiaries because of the nature of the business conducted by the Company or any of the Subsidiaries or to the use of trade secrets or proprietary information of others. Each Benefit Plan that is or could be a nonqualified deferred compensation plan under Section 409A of the Code has been documented, maintained and administered in compliance with the requirements of Section 409A of the Code and the regulations and other guidance issued thereunder, or satisfies an exception to such requirements.

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(b) Copies of all Benefit Plans, including any summary plan descriptions and summary of material modifications (and, if applicable, related trust agreements) and all amendments thereto (and for any unwritten plan, a description thereof) have been made available to Parent or its counsel, together with the three most recent annual reports (Form 5500, including, if applicable, Schedule B thereto) prepared in connection with any such Benefit Plan. All Benefit Plans that individually or collectively would constitute an “employee pension benefit plan,” as defined in Section 3(2) of ERISA (collectively, the “Company Pension Plans”), are identified as such in Section 2.16(b) of the Disclosure Schedule. All contributions due from the Company or any of the Subsidiaries with respect to any of the Benefit Plans have been made as required under ERISA or have been accrued on the Company Financials. Each Benefit Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including, without limitation, ERISA and the Code, which are applicable to such Benefit Plans. No Company Pension Plan constitutes a “multiemployer plan” as defined in Section 3(37) of ERISA. No Company Pension Plans are subject to Title IV of ERISA. No “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Company Pension Plan that is covered by Title I of ERISA which would result in a liability to the Company. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Company Pension Plan has or will make the Company or any officer or director of the Company subject to any liability under Title I of ERISA or liable for any material tax or penalty pursuant to Sections 4972, 4975, 4976 or 4979 of the Code or Section 502 of ERISA.

(c) Each Company Pension Plan which is intended to qualify under Section 401(a) of the Code has received a favorable opinion, advisory, notification and/or determination letter, as applicable, that such plan satisfied the requirements applicable law. No Benefit Plans will be subject to any surrender fees or service fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans.

(d) Section 2.16(d) of the Disclosure Schedule contains a complete and accurate list of the employees of the Company and its Subsidiaries, indicating which entity such employee is employed with.

2.17 Employment Matters. Set forth in Section 2.17 of the Disclosure Schedule is a list of each written employment agreement currently in effect between the Company or any of the Subsidiaries and any employee of the Company or any of the Subsidiaries (for the avoidance of doubt, excluding any offer letter or similar document with respect to an “at-will” employee of the Company whose employment may be terminated at any time without any required minimum advance notice that does not provide for severance or any non-ordinary course bonus or other benefit) (collectively, the “Company Employment Agreements” and individually, a “Company Employment Agreement”). Neither the Company nor any of the Subsidiaries (i) is in violation in any material respect of applicable laws respecting employment, employment practices, terms and conditions of employment and wages and hours, (ii) has withheld and reported all amounts required by law or contract to be withheld and reported with respect to wages, salaries and other payments to its respective employees, (iii) has any material liability for

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any arrears of wages or any Taxes or any material penalty for violation of clauses (i) or (ii) above, and (iv) has any material liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to wages, unemployment compensation, benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of Business, consistent with past practice). Neither the Company nor any of the Subsidiaries has any change of control agreements with any officer, director or employee of the Company or any of the Subsidiaries. Without limiting the generality of the foregoing, the Company and the Subsidiaries have paid all amounts due to any employee or contractor of the Company or any of the Subsidiaries for wages earned, including, but not limited to (i) salary or other base compensation, (ii) bonuses, (iii) variable compensation, including, but not limited to, prorated variable compensation earned according to any variable compensation plan or schedule, and (iv) the value of any accrued, unused vacation.

2.18 Absence of Certain Practices. Neither the Company, any of the Subsidiaries, nor, to the Company’s Knowledge, any director, officer, employee or agent of the Company, the Subsidiaries, or any other Person acting on their behalf has, directly or indirectly, given or agreed to give any payment, gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Business or operations of the Company or any of the Subsidiaries (or assist the Company or any of the Subsidiaries in connection with any actual or proposed transaction relating to the Business and operations), (i) that subjected or would reasonably be expected to subject the Company or any of the Subsidiaries to any damage or penalty in any criminal or governmental litigation or proceeding, or (ii) that in case of a payment made directly or indirectly to an official or employee of any Governmental Authority, constitutes an illegal bribe or kickback (or if made to an official or employee of a foreign government, is unlawful under the Foreign Corrupt Practices Act of 1977) or, in the case of a payment made directly or indirectly to a Person other than an official or employee of a government or Governmental Authority, constitutes an illegal bribe, illegal kickback or other illegal payment under any law of the United States or under the law of any state that subjects the payor to a criminal penalty or the loss of a license or privilege to engage in a trade or business or the termination of a Contract.

2.19 Export Control. Except as set forth in Section 2.19 of the Disclosure Schedule, each of the Company and the Subsidiaries has conducted its export transactions in accordance with applicable provisions of United States and any other countries’ export control and economic sanctions laws and regulations, including but not limited to the Export Administration Act, the Export Administration Regulations, and the requirements of the Department of Commerce’s Bureau of Industry and Security, as well as the country-specific embargo regulations promulgated by the Treasury Department¹s Office of Foreign Assets Control. Without limiting the foregoing, the Company and the Subsidiaries represent and warrant that:

(a) Each of the Company and the Subsidiaries is in compliance with all applicable laws with respect to the development, manufacture, export or re-export of its products, software, technical data or technology and provision of services as well as any financial transactions related thereto. Neither the Company nor any of the Subsidiaries has received any communication during the past three years from any Governmental Authority that alleges that it

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is or was not in compliance with any applicable export control law. The Company and the Subsidiaries have taken measures to ensure that its agents have complied with all applicable laws with respect to the development, manufacture, export or re-export of its products, software, technical data or technology and provision of services as well as financial transactions related thereto and neither the Company nor any of the Subsidiaries is aware of any violation since inception by any of its current or former agents of such applicable laws.

(b) The Company and the Subsidiaries have obtained all approvals required for their exports of products, software, technical data, or technology from the United States, including, as necessary, an Encryption Registration Number, Commodity Classification Requests, and export licenses from the Department of Commerce’s Bureau of Industry and Security and the Treasury Department’s Office of Foreign Assets Control.

(c) The Company and the Subsidiaries are in compliance with the terms of all applicable export approvals.

(d) There are no pending or threatened claims against the Company or any of the Subsidiaries with respect to such approvals.

(e) To the Knowledge of the Company, there are no actions, conditions or circumstances pertaining to the Company’s export transactions that may give rise to any future claims.

(f) No consents or approvals for the transfer of export licenses to Parent are required, or such consents and approvals can be obtained expeditiously without material cost.

2.20 No Brokers or Finders. Other than Shea & Company, LLC for whom the Company shall be responsible for compensating or with such liability included as a Transaction Expense, neither the Company nor any of the Subsidiaries has engaged any broker or finder in connection with any transaction contemplated by this Agreement, and no broker, finder or other Person claiming by or through the Company or any of the Subsidiaries is entitled to any commission or finder’s fee in connection with any of these transactions.

2.21 Environmental Matters. There are no pending or, to the Company’s Knowledge, threatened, Proceedings arising out of or related to any noncompliance by the Company or any of the Subsidiaries with any environmental or health and safety law of any Governmental Authority in connection with the ownership or use of the assets of the Company or any of the Subsidiaries, including, without limitation, statutes related to air quality, water quality, solid waste management, hazardous or toxic substances or protection of health or the environment.

2.22 Customers; Product Warranties. Section 2.22 of the Disclosure Schedule includes a correct and complete list of all customers of the Company or any of the Subsidiaries as of a date not more than five (5) Business Days prior to the date hereof (collectively, “Customers”), and the Company and the Subsidiaries have written agreements with each of those customers at least as protective of the Company and the Subsidiaries as the terms of the Company’s standard form of customer agreement, as previously made available to Parent. To the Company’s Knowledge, as of the date hereof, none of these Customers intend to cease doing business with the Company or any of the Subsidiaries or materially alter the amount of business they are

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presently doing with the Company or any of the Subsidiaries. There are no written claims against the Company or any of the Subsidiaries outstanding, pending or, to the Knowledge of the Company, threatened, for breach of any warranty relating to the Products.

2.23 Interest in Customers, Etc. Except as set forth in Section 2.23 of the Disclosure Schedule, neither the Company nor any of the Subsidiaries, nor, to the Company’s Knowledge, any Key Employee or any other officer or director of the Company or any of the Subsidiaries, or any spouse or child of any of them, has any direct or indirect interest in any competitor, supplier or customer of the Business or in any Entity from whom or to whom the Company or any of the Subsidiaries leases any real or personal property applicable to the Business, or in any other Entity with whom the Company or any of the Subsidiaries is doing business relating to the Business, other than investments in publicly held Entities amounting, with respect to each such Entity, to not more than two percent of such Entity’s outstanding shares and passive investments in venture capital, private equity or similar funds.

2.24 Insurance. The Company and the Subsidiaries are covered by insurance policies in the scope and amount set forth beside each in Section 2.24 of the Disclosure Schedule which is a lists of all insurance policies, including self-insurance programs, maintained by the Company or any of the Subsidiaries. Each insurance policy to which the Company or any of the Subsidiaries is a party is in full force and effect, subject to the Enforceability Exceptions. Neither the Company nor any of the Subsidiaries is in breach or default (including with respect to the payment of premiums or the giving of notices) under any insurance policy to which it is a party, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default by the Company or any of the Subsidiaries or would permit termination, modification or acceleration, under such policies; and neither the Company nor any of the Subsidiaries have received any written notice from the insurer disclaiming coverage or reserving rights with respect to any material claim or any such policy in general.

2.25 Corporate Documents. The Company has made available to Parent accurate and complete copies of the Company’s Certificate of Incorporation and Bylaws, the UK Subsidiary’s Memorandum and Articles of Association, the Australian Subsidiary’s Constitution, each as amended to date and the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders (or similar stakeholders), the board of directors (or other similar body) and all committees of the board of directors (or other similar body) of the Company and each of its Subsidiaries, which minutes or other records contain a complete summary of all meetings of directors, stockholders and members, and all actions taken thereat or by written consent.

2.26 Vote Required. The affirmative vote or written consent of the holders of a majority of the outstanding shares of the Voting Common Stock, is the only vote or written consent of any class or series of the Company Capital Stock necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

2.27 Exclusivity of Representations and Warranties; Reliance.

(a) Except as expressly set forth in this Agreement or any certificate contemplated herein, neither the Company nor any Person on behalf of the Company (including

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any Subsidiary) has made, nor are any of them making, any representation or warranty, written or oral, express or implied, at law or in equity, including with respect to merchantability or fitness for any particular purpose, in respect of the Company, the Subsidiaries or the Business in connection with the Merger or the other transactions contemplated hereby, including any representations or warranties about the accuracy or completeness of any information or documents previously provided (including with respect to any financial or other projections therein), and any other such representations and warranties are hereby expressly disclaimed.

(b) Parent acknowledges and agrees that, except as set forth in this Agreement or any certificate contemplated herein, neither Parent nor any of Parent’s agents, employees or representatives is relying on any other representation or warranty of the Company or any other Person (including any Subsidiary), including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case with respect to the Merger or the other transactions contemplated hereby.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE MERGER SUBS

Parent and the Merger Subs represent and warrant to the Company:

3.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub I is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub II (a) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware (b) is a disregarded entity for federal income Tax purposes and (c) will not elect to be treated as anything other than a disregarded entity for federal income Tax purposes. Each of Merger Sub I and Merger Sub II was formed solely for the purpose of engaging in the Merger, and has conducted no business or other activities except in connection with the Merger. Neither Merger Sub I nor Merger Sub II has any assets or liabilities. Each of Parent and the Merger Subs has the corporate power or limited liability company power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on Parent and the Merger Subs as a whole.

3.2 Authority.

(a) Parent and the Merger Subs have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate and stockholder action on the part of Parent and the Merger Subs. This Agreement has been duly executed and delivered by Parent and the Merger Subs and constitutes the valid and binding obligations of Parent and the Merger Subs, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

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(b) Subject only to the approval of the Merger and this Agreement by the holders of their respective equity interests, the execution and delivery of this Agreement by Parent and the Merger Subs does not, and the consummation of the transactions contemplated hereby will not Conflict with (i) any provision of the organizational documents of Parent or the Merger Subs or (ii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities and Exchange Commission if the Company were the registrant thereunder) to which Parent or either Merger Sub is party.

(c) No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority (so as not to trigger any Conflict) is required by or with respect to Parent or the Merger Subs in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for the HSR Clearance, the filing of the First Step Certificate of Merger and the Second Step Certificate of Merger with the Delaware Secretary of State and any filings required by applicable securities laws.

3.3 No Brokers or Finders. Other than CTBNL, Inc. for whom Parent shall be responsible for compensating, none of Parent or either Merger Sub has not dealt with any broker or finder in connection with any transaction contemplated by this Agreement, and no broker, finder or other Person claiming by or through Parent or either Merger Sub is entitled to any commission or finder’s fee in connection with any of these transactions.

3.4 Litigation and Orders. There is no material Proceeding pending, or threatened in writing, against Parent, its properties or assets (tangible or intangible) or any of its respective officers or directors (in their capacities as such). No Governmental Authority has challenged the right of Parent or any of its direct or indirect subsidiaries to conduct their respective operations as presently or previously conducted. Neither Parent nor any of its direct or indirect subsidiaries is subject to any material outstanding order of a Governmental Authority.

3.5 Equity Consideration; Sufficiency of Funds. All shares of Parent Common Stock which may be issued pursuant to this Agreement have been authorized and reserved for issuance, and will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and nonassessable, free and clear of any Encumbrances, including restrictions on rights of disposition (other than restrictions created under applicable securities laws), and not subject to any preemptive rights created by statute, the certificate of incorporation or bylaws of Parent. Parent has sufficient funds to pay the Merger Consideration in the manner specified in Article I and all related fees and expenses incurred by Parent.

3.6 SEC Documents; Financial Statements.

(a) A true and complete copy of each quarterly report and registration statement filed by Parent with the United States Securities and Exchange Commission (the “SEC”) since January 1, 2013 (the “Parent SEC Documents”) is available at www.sec.gov, other than portions in respect of which confidential treatment was granted by the SEC. As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the

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SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained on their filing dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Document.

(b) Except as set forth in any Parent SEC Document, the financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (the “Parent Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates, were prepared in accordance with GAAP (except as may be indicated in the notes thereto, except in the case of pro forma statements, or, in the case of unaudited financial statements, except as permitted under Form 10-Q under the Exchange Act) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of Parent’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, normal and recurring year-end audit adjustments). Since January 1, 2013, there has been no material change in Parent’s accounting policies except as described in the notes to the Parent Financial Statements.

(c) Parent maintains, and at all times since January 1, 2013 has maintained, a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect all material transactions and dispositions of the assets of Parent; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Parent that could have a material effect on the Parent Financial Statements. Parent has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) reasonably designed to provide reasonable assurance that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 1, 2013, neither Parent nor Parent’s independent registered accountant has identified or been made aware of any material weakness in the design or operation of internal control over financial reporting utilized by Parent.

3.7 Tax Matters.

(a) Neither Parent nor any Merger Sub has any plan or intention to sell or otherwise dispose of any of the assets acquired from the Company in the transactions contemplated hereby, except for dispositions made in the ordinary course of business or for the payment of expenses incurred by the Company pursuant to the transactions contemplated hereby.

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Parent or a member of its qualified group (including through a partnership meeting the requirements of Treasury Regulation (“Treas. Reg.”) Section 1.368-1(d)(4)(iii)) will continue the Company’s historic business or use a significant portion of the Company’s historic business assets in a business.

(b) Neither Parent nor any of its subsidiaries, nor to the knowledge of Parent or any of its subsidiaries, any other person related to Parent within the meaning of Treas. Reg. Section 1.368-1(e)(3), has any plan or intention to reacquire, purchase or otherwise acquire any of the Parent Common Stock issued in the Merger.

(c) Parent, after consultation with its tax advisors, is not aware of any fact or circumstance that would prevent the Merger from qualifying as a “reorganization” under Section 368(a) of the Code.

3.8 Exclusivity of Representations and Warranties; Reliance.

(a) Except as expressly set forth in this Agreement or any certificate contemplated herein, none of Parent, Merger Subs or any Person on their behalf has made, nor are any of them making, any representation or warranty, written or oral, express or implied, at law or in equity in respect Parent, Merger Subs or their businesses in connection with the Merger or the other transactions contemplated hereby, and any other such representations and warranties are hereby expressly disclaimed.

(b) The Company and the Securityholder Representative (on behalf of the Securityholders) acknowledge and agree that, except as set forth in this Agreement or any certificate contemplated herein, none of the Company, Securityholder Representative, Securityholders or any of their agents, employees or representatives is relying on any other representation or warranty of Parent, Merger Subs or any other Person, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case with respect to the Merger or the other transactions contemplated hereby.

ARTICLE IV.

COVENANTS

Each of the parties shall comply with the following covenants to the extent applicable to such party:

4.1 Access.

(a) Subject to applicable law, from the date hereof to the Closing, the Company and the Subsidiaries shall and shall cause their representatives to: (i) provide to Parent and its representatives reasonable access (during normal business hours and which shall not unreasonably interfere with the Business) to the officers, employees, properties, offices and other facilities of the Company and the Subsidiaries and to the books and records thereof during normal business hours and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and the

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Subsidiaries as Parent reasonably may request. The confidentiality of all such documents and information furnished in connection with the transactions contemplated by this Agreement shall be governed by the terms of the NDA (as defined herein).

(b) From and after the Closing, Parent and the Surviving Company shall afford to the Securityholder Representative and its representatives reasonable access (during normal business hours and which shall not unreasonably interfere with the business of Parent or the Surviving Company) to the employees, books, records and other data relating to the Company and the Subsidiaries with respect to periods prior to the Closing, and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the Securityholder Representative or its representatives (i) to facilitate the investigation, litigation and final disposition of any claims, including under Article VII and Article VIII, (ii) in connection with the Securityholder Representative’s rights under Section 8.1 or (iii) for the determination of the Final Working Capital in accordance with Section 1.6. Such rights of the Securityholder Representative shall not be exercised in such a manner as to unreasonably interfere with the operations of Parent, Surviving Company, the Company or the Subsidiaries. For a period of three (3) years after the Closing, Parent and the Surviving Company shall not dispose of, alter or destroy any such materials without giving sixty days’ prior written notice to the Securityholder Representative so that it may, at its expense, examine, make copies or take possession of such materials.

4.2 Conduct of the Business. From the date of this Agreement through the earlier of the Closing and the termination of this Agreement in accordance with Article VI, the Company and the Subsidiaries shall carry on the operation of the Business in the ordinary course and shall use their respective commercially reasonable efforts not to take any action inconsistent with the provisions of this Agreement. Except as expressly set forth in this Agreement (including without limitation actions of the Company necessary for the cancellation of Unvested Options), the Company and the Subsidiaries shall use their respective commercially reasonable efforts to maintain the present character and quality of its business, including its present operations, physical facilities, working conditions and relationships with distributors, lessors, licensors, suppliers, customers and employees. Without limiting the generality of the foregoing, unless specifically consented to by Parent in advance in writing (such consent not to be unreasonably withheld, conditioned or delayed), or expressly set forth in this Agreement, neither the Company nor any of the Subsidiaries shall:

(a) incur any indebtedness for borrowed money;

(b) assume, guarantee, endorse (other than endorsements for deposit or collection in the ordinary course), or otherwise become responsible for obligations of any other Person;

(c) authorize for issuance, issue (other than pursuant to the exercise or conversion of Options outstanding as of the date hereof), sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of any option or other right to acquire or otherwise) any of its capital stock or equity interest of any class or any other securities or securities convertible into shares of its capital stock or equity interests, including any Options;

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(d) amend, waive or modify any terms of any Option, including by directly or indirectly increasing or reducing the per share exercise price or the number of shares of Common Stock subject to any Option;

(e) declare, set aside, make, pay or incur any obligation to pay any dividend or distribution on its capital stock (whether payable in cash, stock, property or a combination thereof) or enter into any voting agreement with respect to its capital stock;

(f) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other equity interests or securities, including any Options;

(g) make any change to the Company’s Certificate of Incorporation or Bylaws, the UK Subsidiary’s Memorandum and Articles of Association or the Australian Subsidiary’s Constitution;

(h) mortgage, pledge or otherwise encumber any of its assets or sell, transfer, license or otherwise dispose of any of its assets, except for the sale or license of its products and services to Customers in the ordinary course of Business;

(i) cancel, release or assign any indebtedness owed to it or any claims or rights held by it;

(j) make any investment or commitment of a capital nature either by purchase of stock or securities, contributions to capital, business or product line acquisitions, property transfer or otherwise, or by the purchase of any property or assets of any other Person, except for such investments, commitments, contributions, acquisitions or property transfers not in excess of $25,000 in the aggregate;

(k) adopt a plan of partial or complete liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or otherwise permit its corporate existence to be suspended, lapsed or revoked;

(l) terminate any Contract, make any material change in or waive or exercise any material right under any Contract, or enter into any Contract or renew any Contract, other than (i) with respect to Contracts that do not include special pricing terms or require product modifications or (ii) terminations, changes, waivers or exercises of rights under “click through” end user license agreements, in each case entered into between the Company and Customers in the ordinary course of Business;

(m) (i) enter into or modify any employment Contract or extend any offer of employment, (ii) change the status, title or responsibilities, including without limitation, termination or promotion, of any officer of the Company or any of the Subsidiaries, or promote any employee (who is not an officer as of the date of this Agreement) to an officer position, (iii) pay any compensation to or for any employee who is an officer or director as of the date hereof other than in the ordinary course of Business and pursuant to employment arrangements in effect as of the date hereof, (iv) pay or agree to pay any bonus, incentive compensation, equity or equity-related compensation, service award, severance, retention, change in control, “stay bonus”

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or other like benefit other than pursuant to the terms of any Company Pension Plan or Benefit Plan, as in existence on the date hereof, (v) enter into, materially modify or terminate any Company Pension Plan or Benefit Plan, other than as required by, or to comply with, applicable law, or (vi) cause the “employment loss” (as defined in the WARN Act) of any employee of the Company;

(n) make any change in any method of accounting or accounting practice other than as required by concurrent changes in GAAP, applicable law or any Governmental Authority;

(o) make or change any material election in respect of Taxes; adopt or change any accounting method in respect of Taxes; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which does not relate to Tax); settle or compromise any claim, notice, audit report or assessment in respect of Taxes; file any amended or other material Tax Return; or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(p) write up, write down or write off the book value of any of the Company’s or any of the Subsidiaries’ assets, except as required by GAAP for accounts receivable that are not collectible, or the depreciation and amortization or impairment of assets in accordance with GAAP consistently applied;

(q) waive, release, assign, settle or compromise any material claims or settle any material Proceeding;

(r) do any act which would cause any representation or warranty of the Company or any of the Subsidiaries in this Agreement to be or become untrue in any material respect;

(s) form or acquire any subsidiary;

(t) transfer, assign or exclusively license to any Person any Intellectual Property Rights; or

(u) directly or indirectly take, agree to take or permit to occur any of the foregoing actions.

4.3 Notices of Certain Events. From the date hereof through the earlier of the Closing Date or the date of termination of this Agreement in accordance with Article VI, each party shall promptly notify the other party in writing of all events, circumstances, facts and occurrences arising or becoming known subsequent to the date of this Agreement that reasonably would be expected to result in any breach of a representation or warranty of such party or any breach of a covenant of such party under this Agreement or any Transaction Document or that reasonably would be expected to have the effect of making any representation or warranty of such party in this Agreement or any Transaction Document materially untrue or incorrect. No disclosure by any party pursuant to this Section 4.3, however, will be deemed to amend or supplement the Disclosure Schedule, to have qualified the representations and warranties set forth in this

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Agreement or any Transaction Document, or to prevent or cure any misrepresentation, breach of warranty or breach of covenant of such party under this Agreement or any Transaction Document. In the event of a failure to perform any covenant set forth in this Section 4.3, any claim relating thereto shall be made under the applicable provision of this Agreement with respect to which notice should have been delivered and only under this Section 4.3 to the extent the failure or delay in providing such notice resulted in Losses to the party entitled to receive such notice.

4.4 Stockholder Consent; Regulatory and Other Authorizations.

(a) Each party shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable law or otherwise to consummate the transactions contemplated hereby as promptly as reasonably practicable, including, in the case of the Company, by soliciting the approval of the holders of the Company Capital Stock; and (ii) obtain from any Governmental Authority and other third parties any consents, licenses, permits, waivers, clearances, approvals, authorizations or orders required to be obtained or made, or avoid any action or proceeding by any Governmental Authority, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (except for the HSR Clearance, which is the subject of Section 4.4(b)), including the consents and approvals set forth in Schedule 4.4(a); provided, however, that none of the parties hereto shall be required to make any payment or commercial concession to any third party as a condition to obtaining any such consent of any third party. Notwithstanding the foregoing, to the extent Parent incurs reasonable out-of-pocket costs in connection with the use of its commercially reasonable efforts after the Closing to obtain the consents of third parties (other than Governmental Authorities) that were not obtained prior to the Closing, Parent shall be entitled to recover the amount of such costs from the Escrow Fund, subject to Parent’s obligation to use its commercially reasonable efforts to mitigate such costs pursuant to Section 7.3(g); provided however, the foregoing shall not limit Parent’s right to seek indemnification pursuant to Article VII for any Losses that may result from the breach of the covenants set forth in this Section 4.4(a).

(b) Within four (4) Business Days after the date hereof, the parties shall make all required filings with the Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), with respect to the transactions contemplated hereby (in each case, with a request for early termination of the waiting period thereunder), and, from and after the date hereof, shall make any further filings and respond to all requests received from such agencies for additional information or documentation as promptly as reasonably practicable. Expiration of the applicable waiting period under the HSR Act is referred to herein as the “HSR Clearance.” Parent shall pay all of the HSR Act filing fees relating to the foregoing and to the transactions contemplated hereby, irrespective of whether the transactions contemplated hereby are consummated. Parent shall use its commercially reasonable best efforts to take as promptly as reasonably practicable any and all steps necessary to eliminate each and every impediment and obtain all consents under any antitrust or competition law (including the HSR Act) that may be required by the FTC, the DOJ, any state Attorney General or any other U.S. federal, state or local Governmental Authority, or any applicable non-U.S. antitrust or competition Governmental

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Authority, in each case, having competent jurisdiction, so as to enable the parties to close the transactions contemplated by this Agreement as promptly as reasonably practicable; provided, however, that neither the Company nor Parent shall be required under this Section 4.4 to agree to (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of its capital stock or of any of its businesses, assets or properties, its subsidiaries or affiliates, (ii) the imposition of any limitation, in Parent’s sole judgment, on the ability of Parent, its subsidiaries or affiliates or the Company to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the business of the Company, or (iii) the imposition of any impediment, in Parent’s sole judgment, on Parent, its subsidiaries or affiliates or the Company under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices. Nothing in this Section 4.4 shall require Parent or the Company to litigate with any third party, including without limitation, any Governmental Authority.

(c) In connection with their obligations pursuant to Section 4.4(b), Parent and the Company shall, to the extent permitted by applicable law, (i) keep each other informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, any Governmental Authority and of any material communication received or given in connection with any Proceeding by a private party, in each case with respect to this Agreement or the transactions contemplated hereby, (ii) notify each other of all documents filed with, submitted to or received from any Governmental Authority with respect to this Agreement or the transactions contemplated hereby, (iii) furnish each other with such information and assistance as the other may reasonably request in connection with their preparation of any such governmental filing or submission hereunder and (iv) reasonably cooperate with each other in connection with and in advance of any such filing or submission with a Governmental Authority in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before any Governmental Authority relating to this Agreement or the transactions contemplated hereby, including any Action initiated by a private party. Subject to applicable laws relating to the exchange of information, each of Parent and the Company (x) shall have the right to review in advance, and to the extent practicable each will consult with each other with respect to, all information that appears in any filing made with, or written materials submitted to, any Governmental Authority with respect to this Agreement or the transactions contemplated hereby in connection with the HSR Clearance, and (y) shall give the other a reasonable opportunity to attend and participate in meetings and telephone conferences with any such government agency relating to the foregoing. To the extent permitted by applicable law, the Company will not, nor will it permit any of its representatives to make any material communications with, or proposals relating to, or enter into, any material understanding, undertaking or agreement with, any Governmental Authority relating to the transactions contemplated by this Agreement without Parent’s prior review and approval.

4.5 Confidentiality and Announcements.

(a) The terms of the NDA shall apply to any information provided to Parent, the Company or any of the Subsidiaries pursuant to this Agreement.

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(b) Without limiting the terms of the NDA, except for disclosures approved by Parent and the Company, none of the parties hereto shall, and shall cause their Affiliates and representatives not to, disclose the terms or existence of this Agreement or the subject matter or terms of the transactions contemplated hereby to any other Person. Notwithstanding the foregoing, this Section 4.5(b) shall not prohibit a Person from making any disclosure which, in the reasonable opinion of such Person’s outside legal counsel, is required to avoid a violation of applicable law by such Person, in which event the Person required to make such disclosure shall do so only to the limited extent necessary to comply with such law and shall give advance written notice thereof to the other party and an opportunity to comment on any such disclosure and oppose the need therefor.

(c) Subject to Section 4.5(a) and notwithstanding Section 4.5(b), the Company and Parent shall consult with each other as to the form, substance and timing of any press release or other public disclosure related to this Agreement or the transactions contemplated hereby and, except as required by law, no such press release or other public disclosure shall be made without the consent of the other such party hereto, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing or any contrary term contained in the NDA, to the extent that either such party determines that it or the other party is required to file or register this Agreement, a summary thereof or a notification thereof to comply with the requirements of an applicable stock exchange or any Governmental Authority, such party shall give notice of any such required disclosure to the other party. Such parties shall cooperate in such filing, registration or notification and shall execute all documents reasonably required in connection therewith.

4.6 Company Treatment of Unvested Options. The Company shall take such steps prior to the Effective Time as shall be reasonably necessary to cause there to be no Unvested Options outstanding as of immediately prior to the Effective Time.

4.7 Further Assurances. From and after the Closing, the Company and Parent shall execute and deliver such further instruments of conveyance, transfer and assignment and shall take such other actions as a party may reasonably request of another party in order to effectuate the purposes of this Agreement and to carry out the terms hereof and thereof. If for any reason, the Company does not or is unable to execute such further documents within ten days of Parent’s written request, the Company hereby irrevocably appoints Parent as its attorney-in-fact (which appointment is coupled with an interest) to execute and deliver any assignments, applications or other instruments as shall be necessary to effectuate the purposes of this Agreement.

4.8 Employee Matters.

(a) As promptly as practicable after the date hereof, Parent shall deliver an employment agreement (and a confidential information and inventions assignment agreement) to each employee of the Company or any of the Subsidiaries the Parent has determined to retain after the Closing, as determined by Parent in consultation with the Company, providing for compensation and employee benefits that, in the aggregate, are substantially comparable to or better than the compensation and employee benefits such employee receives from the Company or such Subsidiary immediately prior to the date hereof. As of the date hereof, Parent intends to make offers of employment to all employees of the Company and its Subsidiaries. Each

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employee of the Company or any of the Subsidiaries that remains employed with Parent, the Surviving Company or any of their Affiliates after the Closing is referred to herein as a “Continuing Employee.”

(b) Unless Parent has provided written notice to the Company no later than five Business Days prior to the Closing Date that the Company’s 401(k) plan shall not be terminated, effective no later than the day immediately preceding the Closing Date, the Company shall terminate any and all of the Company’s 401(k) plans pursuant to resolutions of the Company Board that are reasonably acceptable to Parent. The Company shall provide Parent with evidence that all such 401(k) plans have been terminated (effective no later than the day immediately preceding the Closing Date) and shall take such other actions in furtherance of terminating any such 401(k) plans as Parent may reasonably require.

(c) The provisions of this Section 4.8 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 4.8 shall create such rights in any such persons. Nothing herein shall (i) guarantee employment for any period of time or preclude the ability of Parent, the Surviving Company or any of their Affiliates to terminate the employment of any Continuing Employee at any time and for any reason, (ii) require Parent, the Surviving Company or any of their Affiliates to continue any Benefit Plans, or other employee benefit plans or arrangements or prevent the amendment, modification or termination thereof after the Effective Time, or (iii) amend any Benefit Plans or other employee benefit plans or arrangements.

4.9 Acquisition Proposals. From the date hereof through the earlier of the Closing Date or the date of termination of this Agreement in accordance with Article VI, except in furtherance of the transactions contemplated by this Agreement, the Company will not directly or indirectly, through any Affiliate or representative or otherwise, except in furtherance of the Merger, nor will it permit the Securityholders, to (a) solicit, initiate or encourage (including by way of furnishing material non-public information) submission of any proposals or offers, or any action likely to lead to the submission of such a proposal or offer, from any Person relating to the direct or indirect purchase by any Person, other than Parent, of any assets of the Company or any of the Subsidiaries outside the ordinary course of business, or any equity interest in, or any merger, consolidation, share exchange or business combination with, the Company or any of the Subsidiaries (collectively, an “Acquisition Proposal”), (b) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any Person other than Parent any information with respect to, or otherwise cooperate in any way with or assist or facilitate any Acquisition Proposal by any Person, (c) enter into any Contract with respect to any Acquisition Proposal or (d) sell, transfer or otherwise dispose of, or enter into any Contract with respect to the sale, transfer or disposition of, any interest in the Company Capital Stock or other equity interests of the Company. Each Securityholder and the Company immediately shall cease and cause to be terminated any existing discussions, conversations, negotiations and other communications with any Persons with respect to an Acquisition Proposal. Each such Person shall notify Parent promptly if any such Acquisition Proposal, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to Parent, indicate the identity of the Person making such Acquisition Proposal, inquiry or contact and the terms and conditions of such Acquisition Proposal, inquiry or other contact (including a copy of any such written or electronic mail transmissions received in connection therewith).

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4.10 Quarterly Financials. From the date hereof through the earlier of the Closing Date or the date of termination of this Agreement in accordance with Article VI, within thirty (30) days after the end of each fiscal quarter, the Company shall provide to Parent a consolidated unaudited balance sheet as of the end of such fiscal quarter and the related unaudited statement of operations for the quarter then ended.

4.11 Restricted Stock Units.

(a) Closing Restricted Stock Units. On Parent’s first standard quarterly grant date for new hire employees whose employment commences on the Closing Date, Parent shall grant an aggregate of approximately US$15,000,000 in restricted stock units (each restricted stock unit to be valued consistent with Parent’s standard practice for valuing restricted stock units granted on such date) (the “Initial RSUs”) to certain employees of the Company or the Subsidiaries under Parent’s standard equity incentive plan and form of restricted stock unit agreement. The Initial RSUs shall vest over approximately a four-year period subject to Parent’s standard new hire vesting policy, and subject to each recipient’s continued employment with Parent or an Affiliate thereof through each vesting date.

(b) Post-Closing Restricted Stock Units. During the period from the Closing Date through the next regularly scheduled Parent annual restricted stock unit ongoing employee refresh grant (which generally takes place in the first quarter of Parent’s fiscal year) that is at least one year after the Closing Date, on Parent’s standard quarterly grant dates, Parent shall grant an aggregate of approximately US$10,000,000 in restricted stock units (each restricted stock unit to be valued consistent with Parent’s standard practice for valuing restricted stock units granted on the grant date in question) (the “Subsequent RSUs”) to certain employees to be identified by Parent that are working primarily for the Business under Parent’s standard equity incentive plan and form of restricted stock unit agreement. The Subsequent RSUs shall vest over approximately a four-year period subject to Parent’s standard new hire or ongoing employee vesting policy, and subject to each recipient’s continued employment with Parent or an Affiliate thereof through each vesting date.

(c) RSUs. Parent hereby represents and warrants that all shares of Parent Common Stock that are issued by Parent will be, when issued in accordance with the terms of the applicable restricted stock unit grant and in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable, free and clear of any Encumbrances, including restrictions on rights of disposition (other than restrictions created under applicable securities laws), and not subject to any preemptive rights created by statute, the certificate of incorporation or bylaws of Parent or any contract to which Parent is a party or by which it is bound.

4.12 Indemnification of Directors and Officers.

(a) From the Effective Time until the sixth (6th) anniversary of the Closing Date, all rights to indemnification, exculpation and the advancement of expenses by the Company existing in favor of those Persons who were prior to, or who are as of, the Closing

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Date, directors or officers of the Company (the “D&O Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time, as provided in the Company’s certificate of incorporation and bylaws as in effect immediately prior to the Effective Time, shall survive the Merger, shall be observed by the Surviving Company to the fullest extent available pursuant to Delaware Law and shall be incorporated into the certificate of incorporation and bylaws of the Interim Surviving Corporation and the governing documents of the Surviving Company, and any claim made requesting indemnification, exculpation or advancement of expenses pursuant to such rights shall continue to be subject to this Section 4.12(a) until final disposition of an applicable claim.

(b) Prior to the Effective Time, the Company shall obtain, at its sole cost and expense, a prepaid “tail” policy with coverage for no less than six (6) years (or for no less than three (3) years if a six (6) year policy is not ascertainable upon commercially reasonable terms) following the Closing Date (the “Tail Policy”) with respect to the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the Effective Time for the benefit of the D&O Indemnified Persons with respect to their acts and omissions occurring prior to the Effective Time. Parent shall cause the Surviving Corporation to maintain the Tail Policy and not take any action to amend, modify or terminate the Tail Policy during the term thereof.

(c) The provisions of this Section 4.12 shall survive the consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, each of the D&O Indemnified Persons and their successors, assigns and heirs.

4.13 NetSuite Implementation. The Company and Parent agree to use their reasonable best efforts to cause the NetSuite Implementation to be completed prior to June 12, 2015.

4.14 Financial Statements. The Company shall promptly provide information, books and records and such other disclosure materials of the Company and its Subsidiaries that Parent reasonably determines are necessary to meet, on a timely basis, its SEC filing obligations with respect to a Current Report on Form 8-K as a result of the Merger. The Company shall use its reasonable best efforts to (a) obtain an unqualified audit opinion in accordance with GAAP from an independent registered auditor reasonably acceptable to Parent with respect to the 2014 Financial Statements and (b) obtain the consent of such independent registered auditor(s) with respect to filing the audit opinion in a Current Report on Form 8-K.

4.15 Additional Pre-Closing Covenants. From the date of this Agreement through the earlier of the Closing and the termination of this Agreement in accordance with Article VI, the Company shall use its commercially reasonable efforts:

(a) from the date of this Agreement through the earlier of the Closing or the termination of this Agreement, (i) not to make any code owned and developed by the Company available for distribution under the terms of an open source license that was not already available under open source license terms prior to the date of this Agreement and (ii) for existing code made available by the Company under the terms of an open source license prior to the date of this Agreement, not to accept any contributions from individuals who are not current employees of the Company;

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(b) to back-up all of the data of the Company and its Subsidiaries, including any data related to HBase/HADOOP, to Parent’s data center and to implement a process for backing-up all data to Parent’s data center;

(c) to enter into license agreements with the parties set forth in Schedule 4.15(c), in a form reasonably acceptable to Parent, to purchase software products from such parties; and

(d) to complete the remediation actions described in Section 2.8(d) of the Disclosure Schedule and to keep Parent reasonably informed regarding the progress of such remediation actions.

To the extent Parent incurs reasonable out-of-pocket costs in connection with the use of its commercially reasonable efforts after the Closing to perform the covenants set forth in Section 4.15 that were not completed by the Company prior to Closing, Parent shall be entitled to recover the amount of such costs from the Escrow Fund, subject to Parent’s obligation to use its commercially reasonable efforts to mitigate such costs pursuant to Section 7.3(g); provided, however, the foregoing shall not limit Parent’s right to seek indemnification pursuant to Article VII for any Losses that may result from the breach of the covenants set forth in this Section 4.15. Notwithstanding the foregoing, the parties agree that with respect to Section 4.15(b), (i) Parent agrees to purchase hardware it deems reasonably necessary, if any, in connection with hosting any of the data of the Company and its Subsidiaries in Parent’s data center and shall not be entitled to recover from the Escrow Fund any costs incurred by Parent in buying or leasing capacity in its data center in connection with hosting any data as a result of Section 4.15(b) and (ii) to the extent not all of the data of the Company and its Subsidiaries, including any data related to HBase/HADOOP, is backed up to Parent’s data center to the satisfaction of Parent by August 15, 2015, Parent shall be entitled to engage third-party support to assist in backing up the data of the Company and its Subsidiaries, including any data related to HBase/HADOOP, and any out-of-pocket fees and costs associated with such action may be recovered by Parent from the Escrow Fund.

ARTICLE V.

CONDITIONS

5.1 Conditions to Parent’s and the Merger Subs’ Obligations. The obligations of Parent and the Merger Subs to consummate the Closing are subject to the satisfaction, at or before the Closing, of all of the conditions set out below in this Section 5.1. Parent may waive any or all of these conditions in whole or in part in writing; provided, however, that no such waiver of a condition will constitute a waiver by Parent of any of its other rights or remedies, at law or in equity, if the Company or any of the Subsidiaries is in default of any of its respective representations, warranties or covenants under this Agreement.

(a) Representations and Warranties Accurate. All representations and warranties of the Company and the Subsidiaries in this Agreement or any certificate contemplated herein shall have been true and accurate in all respects when made (or to the extent such representations and warranties are not by their terms qualified as to materiality, will have been true and accurate in all material respects), and shall be true and accurate in all respects (or to the extent such representations and warranties are not by their terms qualified as to materiality,

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will have been true and accurate in all material respects) on and as of the Closing Date as if made on and as of the Closing Date, without giving effect to any supplement to the Disclosure Schedule.

(b) Compliance with Obligations. On or before the Closing Date, the Company and the Subsidiaries shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions that the Company and the Subsidiaries are required by this Agreement to perform, comply with, or satisfy, before or at the Closing.

(c) No Material Adverse Change or Material Transactions. During the period from the date of execution of this Agreement to the Closing Date, there shall not have been (a) any Material Adverse Change, (b) any material claim asserted by any third party with respect to the assets of the Company, any of the Subsidiaries or the Business, (c) any material transaction outside the ordinary course of the Business or (d) any licensing or sale of any of the Company’s or any of the Subsidiaries’ intellectual property that diminishes the value of the Business or the assets of the Company or any of the Subsidiaries to Parent; provided, that that in no event shall any of the following be taken into account in the determination as to whether a Material Adverse Change has occurred for purposes of clause (a) of this Section 5.1(c): (i) events, changes, effects and developments relating to the economy in general or to the Company’s industry in general and not specifically relating to the Company and such events, changes, effects and developments do not have a materially disproportionate effect or impact on the Company, or (ii) relating to or arising out of the announcement of the transactions contemplated by this Agreement.

(d) Compliance Certificate. Parent shall have received a certificate, dated as of the Closing Date, signed and verified by the chief executive officer of the Company, stating that the conditions specified in Sections 5.1(a), (b), (c) and (e) have been fulfilled.

(e) Absence of Litigation. No Proceeding before any Governmental Authority pertaining to the transactions contemplated by this Agreement or to their consummation, or that could reasonably be expected to (i) result in a Material Adverse Change, or (ii) have a material adverse effect on the Company’s ability to perform its obligations hereunder, shall have been instituted or threatened on or before the Closing Date.

(f) Corporate Approvals of the Company. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly authorized by all necessary corporate action by the Company Board and holders of at least 95% of the Company Capital Stock, and Parent shall have received copies of all such resolutions pertaining to that authorization, certified by an officer of the Company.

(g) Consents. The consents of the third parties to the agreements set forth on Schedule 5.1(g) attached hereto shall have been obtained.

(h) Good Standing Certificate. The Company shall have delivered to Parent (i) a good standing certificate of the Company issued by the Secretary of State of the State of Delaware, (ii) a certificate of authorization issued by the Secretary of State of the State of North Carolina, and (iii) a tax clearance letter (a/k/a a “letter of good standing”) for the Company issued by the North Carolina Department of Revenue (the “Tax Clearance Letter”), in each

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case dated as of a date no more than five (5) Business Days prior to the Closing Date; provided however, in the case of the Tax Clearance Letter, dated as of a date no more than ten (10) Business Days prior to the Closing Date.

(i) Financial Statements. The audited financial statements as of December 31, 2014 and for the year then ended (including an unqualified opinion from the Company’s independent registered public accounting firm and including any required footnotes prepared in accordance with GAAP such that Parent can meet its SEC filing obligations with respect to a Current Report on Form 8-K as a result of the Merger) (the “2014 Financial Statements”) shall have been delivered to Parent, along with a certificate signed by the chief financial officer certifying on behalf of the Company that the 2014 Financial Statements (A) are correct in all material respects and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other and (B) present fairly the financial condition and operating results of the Company as of the dates and during the periods indicated therein and any audit adjustments are reflected in the applicable period.

(j) Governmental Approvals. All approvals, waivers and consents, if any, necessary for consummation of, or in connection with, the transactions contemplated under this Agreement and each of the other Transaction Documents. In addition, no legal or regulatory restriction under the laws of the United States or any state or local or foreign jurisdiction shall prevent the Closing or prohibit any transaction contemplated under this Agreement or any other Transaction Document.

(k) Non-Compete Agreements. Each of the Founders shall have entered into non-compete agreements with Parent on the date hereof, effective as of the Closing, in the form attached hereto as Exhibit F (collectively, the “Non-Compete Agreements”), and such Non-Compete Agreements shall be in force and effect.

(l) FIRPTA Certificate. Prior to or concurrently with the Closing, the Company shall prepare and deliver to Parent the Foreign Investment in Real Property Tax Act documentation, including (i) a notice to the Internal Revenue Service, in accordance with the requirements of Treas. Reg. Section 1.897-2(h)(2), in substantially the form attached hereto as Exhibit G-1, dated as of the Closing Date and executed by the Company, together with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of the Company after the Closing, and (ii) a FIRPTA notification letter, in substantially the form attached hereto as Exhibit G-2, dated as of the Closing Date and executed by the Company.

(m) Resignations. Parent shall have received the written resignations of the members of the Company Board and each director of each Subsidiary and of each officer of the Company and the Subsidiaries.

(n) 401(k) Plans. Parent shall have received written evidence satisfactory to Parent that all of the Company’s 401(k) plans have been terminated pursuant to a resolution of the Company Board (the form and substance of which shall have been subject to review and reasonable approval of Parent), effective no later than the day immediately preceding the Closing Date.

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(o) Spreadsheet. Parent shall have received the Final Spreadsheet pursuant to Section 1.8(b) certified by the Company’s chief financial officer.

(p) Dissenters Rights. Stockholders asserting dissenters rights in accordance with the Delaware Law for such Stockholders’ shares of Company Capital Stock shall hold less than five percent (5%) of the outstanding shares of Common Stock.

(q) Payoff Letters. Parent shall have received written evidence satisfactory to Parent that the Transaction Expenses have been satisfied (or will be satisfied in connection with the Closing pursuant to Section 1.8(c)(ii)), including payoff letters from Cooley LLP and Shea & Company, LLC.

(r) Debt Payoff; Encumbrances. Parent shall have received an executed copy of the Debt Payoff Letter, which shall confirm that any Encumbrances on the assets of the Company or the Subsidiaries in respect of the Credit Agreement has been released.

(s) Code Scan Results. The Company and the Subsidiaries shall have taken all remediation measures as may be reasonably necessary or reasonably requested by Parent based on code scan results with respect to the matters set forth in Schedule 5.1(s).

(t) Employment Agreements. Parent shall have received a duly executed employment agreement and a confidential information and inventions assignment agreement with Parent from (A) each of the Key Employees, (B) at least 85% of the employees of Company and the Subsidiaries set forth on Schedule 5.1(t) and (C) at least 90% of the other employees of Company and the Subsidiaries to whom Parent makes offers of employment, which for these purposes shall include any employees of Company and the Subsidiaries who voluntarily leave between the date hereof and the Closing to whom Parent would have made offers of employment.

(u) Assignment Agreements. Parent shall have received written evidence reasonably satisfactory to Parent that the Company has received an assignment of Intellectual Property Rights in a form reasonably acceptable to Parent from the individuals and entities set forth in Schedule 5.1(u).

(v) Links on AppCenter. The Company shall have added links on the AppCenter website to the Company’s terms of service and privacy policy.

(w) Removal of Non-Active Partners. The Company shall have removed references to its non-active partners from the AppCenter website.

(x) NetSuite Implementation. The Company shall have implemented Parent solutions for the Company’s systems such that the Company’s business and operations operate at minimum level of functionality as determined pursuant to that certain implementation plan agreed to by the Company and Parent on the date hereof (the “NetSuite Implementation”); provided, however, that, notwithstanding the foregoing or anything else in this Agreement to the contrary, the conditions set forth in this Section 5.1(x) shall automatically be deemed to be satisfied by the Company and shall be of no further force or effect on June 12, 2015.

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(y) Joinder Agreements. Each Founder shall have executed and delivered to Parent a Joinder Agreement, in the form attached hereto as Exhibit H (each a “Joinder Agreements”), and all such Joinder Agreements shall be in full force and effect.

(z) 280G. Promptly following the execution of this Agreement, the Company shall use its reasonable best efforts to obtain and deliver to Parent a waiver agreement, in the form approved by Parent (each, a “280G Waiver”), from each Person who the Company, in consultation with Parent, reasonably believes is a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) and who might otherwise receive or have the right or entitlement to receive a parachute payment under Section 280G of the Code, unless the requisite approval of the holder of Company Capital Stock of such parachute payments is obtained pursuant to this section. Promptly following the delivery by the Company to Parent of each 280G Waiver described in this section, the Company shall submit to the holders of the Company Capital Stock for approval (in a manner reasonably satisfactory to Parent) by such number of shares of Company Capital Stock as is required by the terms of Section 280G(b)(5)(B) of the Code any payments or benefits that are subject to a 280G Waiver and that the Company, in consultant with Parent, determines may separately or in the aggregate, constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code, and prior to the Effective Time the Company shall deliver to Parent evidence reasonably satisfactory to Parent (i) that a vote of holders of Company Capital Stock was solicited in conformance with Section 280G and the regulations promulgated thereunder (the “280G Vote”), and the requisite approval of the holders of Company Capital Stock was obtained with respect to any payments or benefits that were subject to such 280G Vote (the “280G Approval”), or (ii) that the 280G Approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided, pursuant to the 280G Waivers of those payments or benefits which were executed by the affected individuals prior to the 280G Vote.

(aa) Export Compliance. The export remediation actions described in Schedule 5.1(aa) shall have been completed.

(bb) Data Encryption. Parent shall have received evidence reasonably satisfactory to Parent that the Company and the Subsidiaries have encrypted all of their data, such that no third-party has access to any unencrypted data of the Company, the Subsidiaries or their customers.

5.2 Conditions to the Company’s Obligations. The obligations of the Company to consummate the Closing are subject to the satisfaction, at or before Closing, of all of the following conditions. The Company may waive any or all of these conditions in whole or in part in writing; provided, however, that no such waiver of a condition will constitute a waiver by the Company of any of its other rights or remedies, at law or in equity, if Parent or a Merger Sub is in default of any of its representations, warranties or covenants under this Agreement.

(a) Representations and Warranties Accurate. All representations and warranties of Parent and the Merger Subs in this Agreement or any certificate contemplated herein shall have been true and accurate in all respects when made (or to the extent such

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representations and warranties are not by their terms qualified as to materiality, will have been true and accurate in all material respects), and shall be true and accurate in all respects (or to the extent such representations and warranties are not by their terms qualified as to materiality, will have been true and accurate in all material respects) on and as of the Closing Date as if made on and as of the Closing Date.

(b) Compliance with Obligations. On or before the Closing Date, Parent and the Merger Subs shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions that it is required by this Agreement and the other Transaction Documents to perform, comply with or satisfy, before or at the Closing.

(c) Compliance Certificate. The Company shall have received a certificate, dated the Closing Date, signed and verified by a duly authorized officer of Parent, stating that the conditions specified in Sections 5.2(a) and 5.2(b) have been fulfilled.

(d) Corporate Approvals of Parent. The execution, delivery and performance by Parent of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby shall have been duly authorized by all necessary corporate action by Parent’s board of directors.

(e) Governmental Approvals. The HSR Clearance shall have been obtained. In addition, no legal or regulatory restriction under the laws of the United States or any state or local or foreign jurisdiction shall prevent the Closing or prohibit any transaction contemplated under this Agreement or any other Transaction Document.

(f) Absence of Litigation. No Proceeding pertaining to the transactions contemplated by this Agreement or to its consummation shall have been instituted or threatened on or before the Closing Date.

5.3 Amendment. Except as is otherwise required by applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

5.4 Extension; Waiver. At any time prior to the Effective Time, Parent and the Merger Subs, on the one hand, and the Company, on the other, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE VI.

TERMINATION OF THIS AGREEMENT

6.1 Termination. Except as provided in Section 6.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time as follows:

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(a) by mutual written consent of the Company and Parent;

(b) By either Parent, on the one hand, or the Company, on the other hand, if the Closing has not occurred for any reason on or before the date which is 120 days following the date hereof (the “End Date”); provided, however, that (i) either the Company or Parent shall have the right, on or prior to such date, to amend and extend the End Date to the date that is 60 days after such date, if each of the conditions set forth in Article V has been satisfied or waived at such time, except that the HSR Clearance has not then been obtained and except for those conditions that by their nature are to be satisfied at the Closing, (ii) the right to amend and extend the End Date as provided in clause (i) shall not be available to any party if the failure of the HSR Clearance to have been obtained relates primarily to attributes of such party or its business, and (iii) the right to terminate this Agreement under this Section 6.1(b) (or to amend and extend the End Date as provided in clause (i)) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) By either Parent, on the one hand, or the Company, on the other hand, if any bona fide Proceeding is pending against any party to this Agreement on the Closing Date that would reasonably be expected to result in an unfavorable judgment, decree or order that would prevent or make unlawful the performance of this Agreement;

(d) By either Parent, on the one hand, or the Company, on the other hand, if any Governmental Authority has issued any Governmental Order or taken any other action, in each case, having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Governmental Order or other action is final and nonappealable; or

(e) If, before the Closing, either Parent or either Merger Sub, on the one hand, or the Company, on the other hand, defaults in the due and timely performance of any of its covenants or agreements under this Agreement, or if any of its representations or warranties becomes untrue, in either case, such that the conditions to Closing set forth in Section 5.2(a) or 5.2(b) or in Section 5.1(a) or 5.1(b), respectively, would not be satisfied, the nondefaulting party may terminate this Agreement; provided that, if the default or breach of the covenant or agreement, or untruth in the representation, can be cured, termination will not be effective for ten (10) Business Days after delivery of written notice of intent to terminate, and if the breach is cured within that time, the nondefaulting party will have no right to terminate this Agreement on account of that breach. In addition, no party may exercise any right to terminate under this Section 6.1(e) if it is in material breach of its obligations under this Agreement.

6.2 Survival. Any proper termination of this Agreement in accordance with its terms will be effective immediately on delivery of written notice by the terminating party to the other parties (unless a provision of this Agreement permits a party a cure period, and then on the expiration of that cure period following a failure to cure). In the event of termination of this Agreement as provided in Section 6.1, then this Agreement shall be of no further force or effect, except for Section 4.5 (“Confidentiality and Announcements”), this Article VI (“Termination”) and Article IX (“General Provisions”), which shall survive termination. Termination of this Agreement shall not relieve any party from liability for any willful breach of any covenant of this Agreement or for any intentional or willful act or omission by a party that renders any representation or warranties of such party untrue.

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6.3 Amendment. Except as is otherwise required by applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

6.4 Extension; Waiver. At any time prior to the Effective Time, Parent and the Merger Subs, on the one hand, and the Company, on the other, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE VII.

INDEMNIFICATION

7.1 Survival Period. The representations and warranties of Parent, the Merger Subs and the Company shall survive until the 18-month anniversary of the Closing Date (the first day following such anniversary, the “Release Date”) (except that (i) the representations and warranties made in Sections 2.1, 2.2, 2.4 and 2.20 shall survive indefinitely; (ii) any liability for Pre-Closing Taxes or representations and warranties made in Section 2.8 shall survive until 90 days after the expiration of the applicable statute of limitation; and (iii) the representations and warranties made in Section 2.12 shall survive until the date thirty-six (36) months after the Closing Date. The covenants and agreements of Parent, the Merger Subs and the Company, to the extent to be performed at or prior to the Closing, shall survive until the Release Date and, to the extent to be performed after the Closing, shall survive until performed. Notwithstanding the foregoing, in no case shall the termination of the representations, warranties, covenants and agreements affect any claim (x) for misrepresentation or breach thereof or default thereunder if written notice of such misrepresentation, breach or default is given to the Securityholder Representative prior to such termination or (y) for or arising out of or relating to fraud or intentional misrepresentation.

7.2 Indemnification by Founders. Subject to the terms and conditions of this Article VII, each Founder, on a several basis in accordance with his Escrow Percentage, from and after the Effective Time shall indemnify, defend and hold harmless Parent and the Merger Subs and their respective Affiliates, stockholders, officers, directors, employees, agents (including, from and after the Effective Time, the Company) and their successors and assigns (collectively, the “Parent Indemnified Parties”), and shall reimburse the Parent Indemnified Parties for, any liability, loss, damage, payment (including, without limitation, those arising out of any demand, settlement approved in accordance with this Article VII or final judgment relating to any legal, equitable or arbitration action or Proceeding), obligation, action, suit, proceeding, claim, demand, Tax, cost or expense (including reasonable attorney’s fees and expenses) (collectively, “Losses”), arising, directly or indirectly, from or in connection with:

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(a) any breach of any representation or warranty made by the Company in this Agreement or any certificate contemplated herein;

(b) any breach prior to the Effective Time of any covenant or obligation of the Company or any of the Subsidiaries in this Agreement or in any certificate or document delivered by the Company or any of the Subsidiaries pursuant to this Agreement;

(c) any amounts paid to holders of Dissenting Shares in excess of the Merger Consideration that would have been payable thereto;

(d) any Transaction Expenses which are not adequately or fully reflected in the calculation of the Merger Consideration;

(e) any inaccuracy in the Final Spreadsheet;

(f) any inaccuracy in the Closing Balance Sheet;

(g) any liability for Pre-Closing Taxes, except to the extent such Pre-Closing Taxes were taken into account in the Tax Adjustment (subject to the limitations set forth in Section 8.5); and

(h) any fraud or intentional misrepresentation in connection with the foregoing.

7.3 Limitations on Indemnification by Founders; Escrow. Notwithstanding anything contained herein to the contrary, the obligation of the Founders to indemnify the Parent Indemnified Parties pursuant to Section 7.2 is subject to the following limitations and qualifications:

(a) Except in the case of intentional misrepresentation or fraud, no Founder will have any indemnification liability under Section 7.2(a) (other than with respect to any liability for Pre-Closing Taxes or breaches of the representations and warranties made in Sections 2.1, 2.2, 2.4, 2.8, 2.12 and 2.20 (collectively, the “Special Matters”)), until the total amount of Losses incurred by the Parent Indemnified Parties hereunder exceeds US$200,000 (the “Basket”); provided that in the event such Losses exceed the Basket, the Parent Indemnified Parties shall be entitled to indemnification for the entire amount of all such Losses including such Basket. For purposes of calculating Losses with respect to any breach or breaches by the Company of any of its representations and warranties that are qualified by materiality or Material Adverse Change (including for the purpose of determining whether the Basket has been satisfied) (but not for purposes of determining whether such a breach has occurred), all such qualifications shall be disregarded.

(b) No Parent Indemnified Party’s right to indemnification, payment of Losses or any other remedy will be affected by any investigation conducted with respect to, or any knowledge of such Person at any time, whether before or after the execution and delivery of this Agreement or the Effective Time, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement made by the Company or any other matter. The waiver of any condition based on the accuracy of any such representation or

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warranty, or on the performance of or compliance with any such covenant or agreement, will not affect any Parent Indemnified Party’s right to indemnification, payment of Losses, or any other remedy based on any such representation, warranty, covenant or agreement.

(c) At the Closing, Parent, the Escrow Agent and the Securityholder Representative shall enter into the Escrow Agreement substantially in the form attached hereto as Exhibit I (the “Escrow Agreement”). At the Effective Time, Parent shall deposit the Escrow Amount with the Escrow Agent, such deposit of the Escrow Amount (plus any interest, dividends or other earnings paid on such Escrow Amount and earnings thereon, subject to Parent’s right to receive disbursements of a portion thereof pursuant to Section 4(c) of the Escrow Agreement) to constitute an escrow fund (the “Escrow Fund”), to be governed by the terms set forth in this Agreement and the Escrow Agreement. The Escrow Amount shall be available to compensate the Parent Indemnified Parties for Losses suffered or incurred by them and for which they are entitled to indemnification under this Article VII as provided in the Escrow Agreement. The Escrow Fund shall be available to Parent Indemnified Parties to satisfy the indemnification obligations of the Founders pursuant to Section 7.2, subject to the terms of this Article VII.

(d) The indemnification and reimbursement obligations of the Founders pursuant to these Articles VII and VIII are subject to the following caps, in addition to the other limitations set forth herein.

(i) With respect to Losses recoverable pursuant to Section 7.2(a) (except for any Special Matters or that are attributable to fraud or intentional misrepresentation), from and after the Effective Time, the sole and exclusive remedy of the Parent Indemnified Parties against the Founders for any Losses will be to make a claim in respect of, and solely to the extent of, the then remaining Escrow Fund, if any; provided, however, if the Parent Indemnified Parties make a claim or claims on the Escrow Fund in accordance with Section 7.3(e) prior to the Release Date related to any other matter under Section 7.2 (i.e., under Section 7.2(a) with respect to a Special Matter or under Section 7.2(b) to 7.2(h), inclusive) (each a “Fundamental Claim”) and the Escrow Fund is exhausted by such claim or claims, in whole or in part, and additional Losses that are recoverable under Section 7.2 arise prior to the Release Date, the Parent Indemnified Parties may make a claim or claims directly against the Founders, in each case in accordance with his Escrow Percentage, for such Losses whether or not such claim or claims relate to a Fundamental Claim, subject to the limitations set forth in this Agreement, provided that, if the Losses do not relate to a Fundamental Claim, such additional indemnification shall be limited to 10% of the Merger Consideration received by such Founder (giving no effect to any withholdings pursuant to Section 1.8(f)), so that, to such extent, the Parent Indemnified Parties are not prejudiced by making claims for a Fundamental Claim against the Escrow Fund.

(ii) Notwithstanding the other provisions of this Article VII or Article VIII, the aggregate indemnification liability of the Founders under Section 7.2 with respect to Losses arising, directly or indirectly, from or in connection with breaches of the representations and warranties made in Section 2.12 (each an “IP Claim”) shall not exceed 30% of the Merger Consideration (giving no effect to any withholdings pursuant

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to Section 1.8(f)); provided that, notwithstanding the foregoing, with respect to any IP Claim, the Parent Indemnified Parties shall seek recourse first from the Escrow Fund in accordance with Section 7.3(e) and, to the extent the Escrow Fund has been exhausted, the Parent Indemnified Parties may seek recourse directly from each Founder, on a several basis in accordance with his Escrow Percentage, up to a maximum amount equal to 10% of the Merger Consideration received by such Founder (plus any amount recoverable against such Founder pursuant to the proviso to Section 7.3(d)(i), other than with respect to an IP Claim).

(iii) The aggregate indemnification or reimbursement liability of each Founder under Article VII and Article VIII shall not exceed the Merger Consideration that has been actually paid to such Founder as of such time (giving no effect to any withholdings pursuant to Section 1.8(f) and, for the avoidance of doubt, including amounts actually paid to such Founder upon disbursement of the Escrow Fund); provided, however, that the aggregate indemnification liability of a Founder under Section 7.2 shall not be limited with respect to such Founder’s intentional misrepresentation or fraud, or the intentional misrepresentation or fraud of the Company of which such Founder has Knowledge.

(e) Claims made by a Parent Indemnified Party under this Article VII shall be satisfied first from the Escrow Fund and then, subject to Section 7.3(d), by payment of cash or other immediately available funds from the Founders in accordance with their respective Escrow Percentages.

(f) Except to the extent finally determined to be payable to a third party, the Parent Indemnified Parties shall not be entitled to recover any Losses to the extent constituting punitive damages or damages that are not reasonably foreseeable.

(g) Each Parent Indemnified Party shall use its, his or her commercially reasonable efforts to mitigate any Losses with respect to which the Founders are obligated to provide indemnification or reimbursement in accordance with Article VII or VIII.

(h) Notwithstanding anything in the contrary set forth in this Agreement, from and after the Effective Time, Parent and Merger Sub, on behalf of themselves and the other Parent Indemnified Parties, agree that the Parent Indemnified Parties’ sole and exclusive remedy after the Effective Time with respect to this Agreement, the subject matter hereof and the transactions contemplated hereby, including with respect to any representations, warranties, covenants and agreements herein and any document or certificate delivered in connection herewith, shall be pursuant to the indemnification and reimbursement provisions set forth in Article VII and VIII; provided, however, that the foregoing shall not be deemed a waiver of any right to specific performance or injunctive relief.

(i) On the Release Date, Parent shall cause the Escrow Agent to release to the Founders in accordance with their Escrow Percentages the remaining unused amount in the Escrow Fund as of such time; provided that a portion of the Escrow Fund which is necessary to satisfy any unsatisfied or unresolved claims for Losses (to the extent provided in this Article VII) made by any Parent Indemnified Party prior to such date pursuant to the terms of this Agreement

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shall remain in the Escrow Fund, solely as a source of such Parent Indemnified Party’s recovery with respect to such claim, until such claim is finally resolved, at which time such amount (together with any interest or other earnings thereon) shall be distributed to such Parent Indemnified Party and/or the Founders in accordance with their Escrow Percentages, as applicable.

7.4 Procedures for Indemnification. If an event occurs that entitles a Parent Indemnified Party, or that an Parent Indemnified Party reasonably believes entitles it, to indemnification pursuant to this Article VII, Parent, on behalf of such Parent Indemnified Party, shall promptly notify the Securityholder Representative, which notice shall set forth in reasonable detail the basis and amount of such claim; provided that no delay on the part of Parent in notifying the Securityholder Representative shall relieve a Founder of any liability or obligation hereunder, except to the extent that such Founder has been materially prejudiced by Parent’s failure to give such notice. The Parent Indemnified Party shall have the right to undertake, conduct, control and settle the defense of any third party claim made after the Effective Time; provided that any judgment, order or settlement to which the Securityholder Representative has not provided its prior written consent shall not, in itself, be determinative of the Founders’ obligation to provide indemnification or reimbursement pursuant to this Article VII (or the amount of such obligation) or that the Company has breached a representation, warranty, covenant or agreement set forth herein. The Securityholder Representative shall cooperate with the Parent Indemnified Party and its counsel in the defense of such claim and shall be entitled to participate in the defense thereof at its own cost and expense, and Parent shall give good faith and due consideration to the Securityholder Representative’s recommendations with respect thereto. To the extent that the Securityholder Representative disputes a claim for indemnification or reimbursement pursuant this Article VII, the Securityholder Representative shall provide written notice of such dispute to Parent within thirty (30) days of receipt of notice of such claim, setting forth in reasonable detail the basis and amount of such dispute. In the event that the Securityholder Representative fails to provide written notice to Parent within the required number of days of receipt of notice from Parent that the Securityholder Representative either acknowledges and agrees to pay such Loss or dispute such Loss (and Parent has made at least one further good faith effort to solicit the Securityholder Representative’s response, provided such solicitation shall not restart the thirty (30) day period the Securityholder Representative has to dispute a claim for indemnification), the Founders shall be deemed to have acknowledged and agreed to pay such Loss in full and to have waived any right to dispute such Loss.

7.5 Resolution of Conflicts; Arbitration.

(a) If the Securityholder Representative delivers proper notice of dispute pursuant to Section 7.4, the Parent Indemnified Party and the Securityholder Representative shall attempt in good faith to agree upon the rights of the respective parties with respect to each of the disputed claims within 20 days of the date such notice of dispute is received by the Parent Indemnified Party. If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by the parties.

(b) If no such agreement can be reached after good faith negotiation within such 20-day period, either the Securityholder Representative, on the one hand, or the Parent

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Indemnified Party, on the other hand, may, by written notice to the other, demand arbitration of the matter; and in such event the matter shall be settled by arbitration conducted by three arbitrators, unless the parties agree to a single arbitrator and select the same arbitrator within 15 days after such written notice is sent. Unless the parties agree with respect to a single arbitrator, as provided above, within 15 days after such written notice is sent, the Securityholder Representative, on the one hand, and the Parent Indemnified Party, on the other hand, shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators (by majority) or the arbitrator, as applicable, as to the validity of any claim and amount of any Loss shall be binding and conclusive upon the parties. The Securityholder Representative and the Parent Indemnified Parties shall not unreasonably delay any arbitration proceeding as provided herein.

(c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in San Francisco County, California under the commercial rules then in effect of JAMS. The Securityholder Representative, on the one hand, and the Parent Indemnified Party, on the other hand, shall each bear its own expenses incurred in connection with any such arbitration (other than attorneys’ fees and expenses described in Section 9.9). The fees and expenses of each arbitrator and the administrative fee of JAMS shall be allocated by the arbitrator or arbitrators, as the case may be (or, if not so allocated, shall be borne equally by the Parent Indemnified Party, on the one hand, and the Securityholder Representative, on the other hand).

(d) The amount of such Loss to the Parent Indemnified Party, as the case may be, shall be satisfied in accordance with Section 7.3(e) hereof within 20 days of the date of acknowledgment or resolution.

7.6 Securityholder Representative.

(a) By virtue of the execution and delivery of a Joinder Agreement or Letter of Transmittal, as applicable, and the adoption of this Agreement and approval of the Merger by the Stockholders, each of the Securityholders is hereby deemed to appoint Joseph Colopy, as its agent and attorney-in-fact, as the Securityholder Representative for and on behalf of the Securityholders to give and receive notices and communications, to authorize withdrawals from the Escrow Fund and the Tax Escrow Fund in satisfaction of Losses incurred by Parent Indemnified Parties, to object to such deductions, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Securityholder Representative for the accomplishment of the foregoing or otherwise in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the holders of a majority of the shares of Company Capital Stock at the Effective Time, from time to time upon not less than five days’ prior written notice to Parent. A vacancy in the position of Securityholder Representative may be filled by the holders of a majority of the shares of Company Capital Stock at the Effective Time. No bond shall be required of the Securityholder Representative, and the Securityholder Representative shall not receive any compensation for its services. Notices or communications to or from the Securityholder Representative shall constitute notice to or from the Securityholders.

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(b) The Securityholder Representative will incur no liability with respect to any action or inaction taken or suffered by him in reliance upon any notice, direction, instruction, consent, statement or other document believed by him to be genuine and to have been signed by the proper person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except his own willful misconduct, bad faith or gross negligence. In all questions arising under this Agreement, the Securityholder Representative may rely on the advice of counsel, and the Securityholder Representative will not be liable to the Securityholders for anything done, omitted or suffered in good faith by the Securityholder Representative based on such advice. The Securityholders shall indemnify the Securityholder Representative and hold the Securityholder Representative harmless against, and reimburse the Securityholder Representative with respect to, any loss, liability or expense incurred without willful misconduct, bad faith or gross negligence on the part of the Securityholder Representative and arising out of or in connection with the acceptance or administration of the Securityholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Securityholder Representative.

(c) A decision, act, consent or instruction of the Securityholder Representative, shall constitute a decision of the Securityholders and shall be final, binding and conclusive upon the Securityholders and Parent, the Payment Agent and the Escrow Agent may rely upon any such decision, act, consent or instruction of the Securityholder Representative as being the decision, act, consent or instruction of the Securityholders. Parent, the Payment Agent and the Escrow Agent is hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholder Representative.

ARTICLE VIII.

TAX MATTERS

8.1 Tax Returns.

(a) Tax Periods Ending on or Before the Closing Date. Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all Pre-Closing Tax Periods that are filed after the Closing Date; provided that Parent shall furnish the Securityholder Representative with a copy of any such Tax Return at least ten (10) Business Days before such Tax Return is due to be filed for the Securityholder Representative’s review and comment, and Parent shall consider in good faith the Securityholder Representative’s comments to any such Tax Return. At any time following the preparation of such Tax Returns, Parent or the Company shall be entitled to withdraw from the Escrow Fund or the Tax Escrow Fund (as specified in Section 8.5) an amount equal to the Pre-Closing Taxes, as reasonably determined by Parent, for the taxable period(s) covered by such Tax Returns, to the extent such Pre-Closing Taxes were not included in the Tax Adjustment. To the extent sufficient amounts are not available in the Escrow Fund or the Tax Escrow Fund to pay such Pre-Closing Taxes (and subject to the limitations set forth in Section 8.5), the Founders, on a several basis in accordance with their Escrow Percentages, shall pay Parent for all such Pre-Closing Taxes, at least five Business Days prior to the date such payment is or would otherwise be due.

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(b) Taxable Periods Beginning and Ending After the Closing Date. Parent shall be responsible for, and shall have sole discretion with respect to, all Tax Returns required to be filed by the Company with respect to any taxable period that begins after the Closing Date.

(c) Cooperation and Assistance. Company and the Securityholder Representative shall provide Parent with such cooperation and assistance as may be reasonably requested by Parent in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and until the seventh (7th) anniversary of the Closing Date, and will retain and, to the extent within their possession, provide Parent with any records or information which may be necessary for such Tax Return audit, or examination, proceedings or determination.

8.2 Post-Closing Tax Remediation. Following the Closing, to the extent Parent determines in good faith that such actions are necessary or appropriate in order to ensure that (i) the Company is (and has been) in compliance with all applicable Tax laws and (ii) none of the intellectual property of the Company or any of its Subsidiaries is (or has been) owned by legal entities incorporated outside of the United States, Parent shall be permitted to initiate discussions or examinations with Governmental Authorities regarding Taxes of the Company with respect to Pre-Closing Tax Periods, make voluntary disclosures with respect to Taxes of the Company for Pre-Closing Tax Periods, and enter into agreements or file amended Tax Returns relating to Pre-Closing Tax Periods (collectively, “Tax Remediation Actions”). Parent or the Company shall be entitled to withdraw from the Tax Escrow Fund (as specified in Section 8.5) an amount equal to any Pre-Closing Taxes incurred in connection with Tax Remediation Actions, as reasonably determined by Parent. Parent shall keep the Securityholder Representative reasonably informed of any such actions.

8.3 Tax Treatment. The Company and each of the Securityholders acknowledges and agrees that neither Parent nor any of the Merger Subs makes any representations or warranties to the Company or to the Securityholders regarding the Tax treatment of the transactions contemplated by this Agreement. The Company and each of the Securityholders acknowledges and agrees that it is relying solely on its own Tax advisors in connection with this Agreement, the Merger and the other transactions and agreements contemplated hereby.

8.4 Treatment of Payments. All amounts paid by the Stockholders or the Securityholder Representative under Article VII and VIII shall, to the extent permitted by law, be treated for all purposes as adjustments to the Merger Consideration.

8.5 Tax Escrow Fund. At the Effective Time, Parent shall deposit the Tax Escrow Amount with the Escrow Agent, such deposit to constitute the initial Tax Escrow Fund, which shall be governed by the terms set forth in this Section 8.5 and in the Escrow Agreement. At any time on or before the Tax Escrow Release Date, the Parent Indemnified Parties shall have the right to recover from the Tax Escrow Fund with respect to the following (the “Tax Loss Provisions”):

(a) In accordance with Section 8.1 for Pre-Closing Taxes due with any Tax Returns filed by Parent with respect to Pre-Closing Tax Periods;

AGREEMENT AND PLAN OF MERGER

(b) In accordance with Section 8.2 for amounts in connection with any Tax Remediation Actions; and

(c) In accordance with the indemnification procedures set forth in Section 7.4 for Losses pursuant to Section 7.2(a), for breaches of the representation set forth in Section 2.8, and/or Losses pursuant to Section 7.2(g).

Any amount recoverable by a Parent Indemnified Party with respect to any Tax Loss Provision shall be recoverable, first, from the Tax Escrow Fund, second, to the extent the Tax Escrow Fund has been exhausted, from the Escrow Fund, and third, to the extent both the Tax Escrow Fund and the Escrow Fund have been exhausted, directly from the Founders on a several basis in accordance with their Escrow Percentages, subject in all cases to the limitations set forth in Section 7.3. Notwithstanding anything to the contrary set forth in this Agreement, the Parent Indemnified Parties shall not be entitled to recover any Losses under this Agreement consisting of or relating to (i) any Taxes resulting from any transactions occurring on the Closing Date after the Closing outside the ordinary course of business or (ii) any Taxes resulting from an election pursuant to Section 338(g) of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. Tax law).

On the Tax Escrow Release Date, Parent shall cause the Escrow Agent to release to the Founders in accordance with their Escrow Percentages the remaining unused amount in the Tax Escrow Fund as of such time; provided that a portion of the Tax Escrow Fund which is necessary to satisfy any unsatisfied or unresolved claims for Losses (to the extent provided in this Article VIII) made by any Parent Indemnified Party prior to such date pursuant to the terms of this Agreement shall remain in the Tax Escrow Fund, solely as a source of such Parent Indemnified Party’s recovery with respect to such claim, until such claim is finally resolved, at which time such amount (together with any interest or other earnings thereon) shall be distributed to such Parent Indemnified Party and/or the Founders in accordance with their Escrow Percentages, as applicable.

8.6 Conflicts. In the event (and to the extent) of any conflict between the provisions of Article VII and this Article VIII, the provisions of this Article VIII shall apply.

ARTICLE IX.

GENERAL PROVISIONS

9.1 Costs, Expenses. Except as otherwise expressly set forth in this Agreement, (a) Parent will pay all costs and expenses, including its attorneys’ fees and expenses (including brokers’ fees), incurred or to be incurred by it and the Merger Subs in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated in this Agreement and the other Transaction Documents, and (b) the Company will pay all costs and expenses, including their attorneys’ fees and expenses (including brokers’ fees, if any), incurred or to be incurred by the Company prior to the Closing or the Securityholders in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated in this Agreement and the other Transaction Documents and to the extent not paid by the Company as of the Closing, such costs and expenses shall be included in the calculation of Transaction Expenses.

AGREEMENT AND PLAN OF MERGER

Each of Parent and the Securityholder Representative will be responsible for 50% of the fees and expenses of the Escrow Agent. Parent will be responsible for the fees and expenses of the Payment Agent.

9.2 Headings. The subject headings of the sections and subsections of this Agreement are included for convenience only and will not affect the construction or interpretation of any of its provisions.

9.3 Usage. Unless the context clearly requires otherwise:

(a) Plural and singular numbers will each be considered to include the other;

(b) The masculine, feminine and neuter genders will each be considered to include the others;

(c) “Shall,” “will,” “must,” “agree,” and “covenants” are each mandatory;

(d) “May” is permissive;

(e) “Or” is not exclusive;

(f) “Includes” and “including” are not limiting;

(g) Reference to any statute is a reference to that statute as amended to the date of this Agreement;

(h) Reference to any document is to that document, as amended to the date of this Agreement and as may be amended after the date hereof, including all exhibits and schedules, if any;

(i) When calculating a period of time, the day that is the initial reference day in calculating such period will be excluded and, if the last day of such period is not a Business Day, such period will end on the next day that is a Business Day;

(j) The words “herein,” “hereunder,” “hereby” and similar words refer to this Agreement as a whole (and not to the particular sentence, paragraph or Section in which they appear);

(k) With respect to all dates and time periods in or referred to in this Agreement, time is of the essence;

(l) The phrase “the date hereof” means the date of this Agreement, as stated in the first paragraph hereof.

(m) References to “$” or “dollars” shall mean United States dollars, unless expressly stated otherwise.

9.4 Entire Agreement; Amendments and Waivers. This Agreement and the other Transaction Documents, together with the Exhibits and Schedules (including the Disclosure

AGREEMENT AND PLAN OF MERGER

Schedule) hereto and thereto, each of which is incorporated herein by reference, constitutes the entire agreement between the parties pertaining to the subject matter contained herein and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties, including that certain “Preliminary Term Sheet” executed on or about November 17, 2014, and, solely in the event that the Closing occurs, that certain Mutual Confidentiality Agreement, dated July 1, 2014, by and between Parent and the Company (the “NDA”). For the avoidance of doubt, in the event that the transactions contemplated by this Agreement do not occur for any reason, the NDA will be deemed to survive the execution hereof and govern the parties agreement with respect to the subject matter thereof. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by all parties hereto. No waiver of any of the provisions of this Agreement will be considered, or will constitute, a waiver of any other provision, and no waiver will constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.

9.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument. Executed counterparts delivered by fax or other electronic transmission shall be as valid and effective as manually executed original counterparts.

9.6 Parties In Interest. Other than as provided in Article VII with regard to the Parent Indemnified Parties (each of whom is an intended third party beneficiary of Article VII) and Section 4.12 with regard to the D&O Indemnified Persons (each of whom is an intended third party beneficiary of Section 4.12), nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under, or by reason of, this Agreement on any Persons other than the parties to it and their respective successors and permitted assigns; nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third party to any party to this Agreement; and no provision will give any third party any right of subrogation or claim against any party to this Agreement; provided that nothing in this Section 9.6 shall limit the Securityholder Representative’s right to enforce this Agreement on behalf of the Securityholders.

9.7 Successors and Assigns. This Agreement will be binding on, and will inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and assigns; provided, however, the Company (prior to the Closing) and Parent may not assign any of their rights under this Agreement. No assignment by the Company or Parent permitted under this Section 9.7 will relieve the assigning party of any of its obligations or duties under this Agreement.

9.8 Specific Performance. Each party’s obligation under this Agreement is unique. If any party should default in its obligations under this Agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, subject to Section 7.3(h) from and after the Effective Time, the nondefaulting party or parties, in addition to any other available rights or remedies, may sue in equity for specific performance, and the parties each expressly waive the defense that a remedy in damages will be adequate.

9.9 Attorneys’ Fees and Costs. If any legal Proceeding is brought for the enforcement of this Agreement (including, without limitation, arbitration pursuant to Section 7.5), or because

AGREEMENT AND PLAN OF MERGER

of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties will be entitled to recover reasonable attorneys’ fees and other costs incurred in that Proceeding, in addition to any other relief to which they may be entitled.

9.10 Governing Law; Venue. This Agreement will be construed in accordance with, and governed by, the laws of the State of Delaware as applied to contracts that are executed and performed entirely in Delaware without regard to its conflicts of laws provisions or the conflicts of laws provisions of any other jurisdiction. Subject to Section 7.5, each of the parties irrevocably consents to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby and agrees that process may be served upon it in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.

9.11 Waiver of Jury Trial. EACH PARTY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE PARTIES HERETO ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED HEREUNDER. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.12 Severability. If at any time subsequent to the Effective Date, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement; provided that, in such event, the parties shall negotiate, in good faith, a legal, valid and enforceable substitute provision which most nearly effects, to the extent possible, the same economic, business or other purposes of the illegal, void or unenforceable provision.

9.13 Notices. All notices, requests, demands and other communications under this Agreement must be in writing and will be considered to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on delivery if sent by an internationally recognized courier to the party to whom notice is to be given, or upon delivery if during normal business hours or the day after delivery if outside normal business hours if delivered by facsimile or e-mail transmission (subject to confirmation of receipt in the case of facsimile or e-mail transmission, other than by means of an automatically generated response), and properly addressed to the party at its respective address set forth below, with a copy to such party’s counsel as indicated below. Any party may change its address for purposes of this Section 9.13 by giving the other parties written notice of the new address in the manner set forth above.

If to Parent or the Merger Subs, to:

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NetSuite Inc.

2955 Campus Drive, Suite 100

San Mateo, California 94403-2511

Attention: Douglas Solomon

Facsimile No.: (650) 627-1100

E-mail: dsolomon@netsuite.com

with a copy to:

Goodwin Procter LLP

135 Commonwealth Drive

Menlo Park, California 94025

Attention: Rick Kline

Facsimile No.: (650) 853-1038

E-mail: rkline@goodwinprocter.com

If to the Company, to:

Bronto Software, Inc.

Washington Building

324 Blackwell Street, Suite 410

Durham, North Carolina 27701

Attention: Scott Alridge

Facsimile No.: (919) 595-2499

E-mail: scott.alridge@bronto.com

with a copy to:

Cooley LLP

101 California Street

5th Floor

San Francisco, California 94111

Attention: Jamie Leigh

Facsimile No.: (415) 693-2222

E-mail: jleigh@cooley.com

If to the Securityholder Representative, to:

Joseph Colopy

Any notices pursuant to this Agreement shall be delivered to the contact information as set forth in the Escrow Agreement

with a copy to:

Cooley LLP

101 California Street

5th Floor

San Francisco, California 94111

AGREEMENT AND PLAN OF MERGER

Attention: Jamie Leigh

Facsimile No.: (415) 693-2222

E-mail: jleigh@cooley.com

9.14 Construction and Interpretation. The parties participated jointly in the negotiation and drafting of this Agreement and the other Transaction Documents, and each party was (or had ample opportunity to be) represented by legal counsel in connection with this Agreement and the other Transaction Documents, and each party and each party’s counsel has reviewed and revised (or had ample opportunity to review and revise) this Agreement and the other Transaction Documents. Consequently, if an ambiguity or question of intent or interpretation arises, then this Agreement and the other Transaction Documents will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the terms hereof or thereof, and as such, the parties therefore agree that the provisions of Section 1654 of the California Civil Code, and any similar provision of the law of any other jurisdiction, shall not apply to the interpretation of this Agreement or any of the other Transaction Documents.

9.15 Conflict of Interest Waiver. If the Securityholder Representative so desires, acting on behalf of the Securityholders and without the need for any consent or waiver by the Company or Parent, Cooley LLP will be permitted to represent the Securityholders after the Closing in connection with any matter, including without limitation, anything related to the transactions contemplated by this Agreement, any other agreements referenced in this Agreement or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Cooley LLP will be permitted to represent the Securityholders (or the Securityholder Representative on their behalf), any of their agents and affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversary proceeding) with Parent, the Surviving Company or any of their agents or affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement, including with respect to any indemnification claims. Upon and after the Closing, the Surviving Company will cease to have any attorney-client relationship with Cooley LLP, unless and to the extent Cooley LLP is specifically engaged in writing by the Surviving Company to represent the Surviving Company after the Closing and either such engagement involves no conflict of interest with respect to the Securityholders or the Securityholder Representative consents in writing at the time to such engagement. Any such representation of the Surviving Company by Cooley LLP after the Closing will not affect the foregoing provisions of this Agreement.

9.16 Attorney-Client Privilege. At and after the Effective Time, the attorney-client privilege of the Company related to the Merger will be deemed to be the right of the Securityholders (and the Securityholder Representative), and not that of the Surviving Company, and may be waived only by the Securityholder Representative. Absent the consent of the Securityholder Representative, neither Parent nor the Surviving Company will have a right to access attorney-client privileged material of the Company related to the Merger or the transactions contemplated hereby following the Closing.

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[Remainder of page intentionally left blank; signatures follow.]

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IN WITNESS WHEREOF, Parent, the Merger Subs, the Company and the Securityholder Representative have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

NETSUITE INC.		BRONTO SOFTWARE, INC.

By	/s/ Zachary Nelson	By	/s/ Joseph Colopy
	Name: Zachary Nelson		Name: Joseph Colopy
	Title: President and Chief Executive Officer		Title: Chief Executive Officer

BROADWAY MERGER SUB I, INC.

By	/s/ Douglas P. Solomon
Name: Douglas P. Solomon
Title: President

BROADWAY MERGER SUB II, LLC

By	/s/ Douglas P. Solomon
Name: Douglas P. Solomon
Title: President

SECURITYHOLDER REPRESENTATIVE

/s/ Joseph Colopy
Joseph Colopy

SIGNATURE PAGE

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